Exhibit 10.1

CONTRACT BETWEEN
SPIRE STL PIPELINE LLC
AND
MICHELS CORPORATION
FOR PROCUREMENT AND INSTALLATION OF GAS PIPELINE
FOR THE
SPIRE STL PIPELINE
DATED AS OF APRIL 26, 2018

i

8.5	Contractor’s Payments to Subcontractors	10
8.6	Disputes with Subcontractors	10
8.7	Compliance with Applicable Law	10

ARTICLE 9	INSURANCE	10

9.1	Required Coverages	10
9.2	Claims Made Coverage	11
9.3	Evidence of Insurance	11
9.4	Notice of Cancellation	12
9.5	Self-Insured Retention	12
9.6	Additional Coverages	12
9.7	Non-Waiver	12
9.8	Company’s Right to Purchase	12
9.9	Accident/Incident Report	12
9.10	Contractor Obligations Not Limited	12

ARTICLE 10	INDEMNIFICATION	12

10.1	Standard Indemnity	12
10.2	Indemnity in Excess of $25 Million	13

ARTICLE 11	WARRANTIES	13

11.1	Warranties	13
11.2	Remedies	13
11.3	Inspection	14

ARTICLE 12	RISK OF LOSS AND TITLE	14

12.1	Contractor’s Risk	14
12.2	Warranty of Title	14

ARTICLE 13	SITE CONDITIONS	14

13.1	Site Investigations	14
13.2	Site Conditions	14

ARTICLE 14	MATERIAL PROVISIONS	14

14.1	Material Supply (Specifications)	14
14.2	Minor Defects	14
14.3	Routing of Shipments; Shipping	14
14.4	Receiving, Handling, and Storage	15
14.5	Contractor’s Duty to Check	15
14.6	Specifications and Drawings	15

ARTICLE 15	TESTS AND INSPECTIONS	15

15.1	Company’s Attendance	15
15.2	Company Inspections	15
15.3	Rejected Work	15
15.4	Timing	16
15.5	Covering the Work	16
15.6	Final Inspection	16

ARTICLE 16	COMPANY’S USE OF THE WORK	16

16.1	Company’s Use	16
16.2	Submittals	16

ARTICLE 17	SITE SAFETY AND SECURITY	16

17.1	Site Safety	16
17.2	Security Regulations	16

17.3	Reporting	17
17.4	Emergencies	17
17.5	Cleanliness	17
17.6	Site Trespass	17

ARTICLE 18	ENVIRONMENTAL REQUIREMENTS	17

18.1	Hazardous Substances Brought or Used by Contractor	17
18.2	Pre-Existing Hazardous Substances	17
18.3	Investigation and Determination	17
18.4	Plan for Removal or Abatement	17
18.5	Contractor Chemical Use and Disposal Requirements	18
18.6	Notice	18
18.7	Inclusion in Subcontracts	18
18.8	Material Safety Data Sheets Required	18
18.9	Labeling and Training	18

ARTICLE 19	DRUGS AND ALCOHOL	18

ARTICLE 20	TAXES	18

ARTICLE 21	LIENS	19

21.1	Lien Waivers	19
21.2	Lien Free Projects	19
21.3	Right to Discharge Liens	19

ARTICLE 22	AUDIT AND RECORDS	19

ARTICLE 23	CHANGE ORDERS	19

23.1	Changes in the Work	19
23.2	Contractor Change Requests	20
23.3	No Change Order for Contractor Delay or Error	20
23.4	Duty to Continue the Work	20
23.5	Effect of Changes in the Law	20

ARTICLE 24	DELAY, ACCELERATION	20

24.1	No Extension of Final Completion Date	20
24.2	Acceleration Ordered by Company	21
24.3	Extension of Time	21

ARTICLE 25	TERMINATION AND SUSPENSION	21

25.1	Termination with Cause	21
25.2	Termination or Suspension without Cause	21
25.3	Resumption of Work	22

ARTICLE 26	CLAIMS	22

ARTICLE 27	DISPUTE RESOLUTION	22

27.1	Mediation	22
27.2	Work to Continue	22

ARTICLE 28	DELIVERY AND RETENTION OF DOCUMENTATION	22

28.1	Documentation and Proprietary Information	22
28.2	Documentation	22
28.3	Retention of Documents	22

ARTICLE 29	CONFIDENTIAL INFORMATION	23

29.1	Contractor’s Obligations	23
29.2	Irreparable Harm	23

ARTICLE 30	OWNERSHIP OF WORK PRODUCT	23

30.1	Work Product	23
30.2	Assignment	23
30.3	Contractor’s Retained Information	24
30.4	Knowledge	24
30.5	Use of Work Product	24

ARTICLE 31	MISCELLANEOUS	24

31.1	Complete Agreement of the Parties	24
31.2	Notices	24
31.3	No Third-Party Beneficiary	24
31.4	Assignment	24
31.5	Choice of Law/Interpretation	24
31.6	Severability	24
31.7	Amendments	25
31.8	Non-Waiver	25
31.9	Liability Limitation	25
31.10	Waiver of Consequential Damages	25
31.11	Interpretation	25
31.12	Non-Exclusive	25
31.13	Survival	25

EXHIBITS
EXHIBIT A    SCOPE OF WORK/SPECIFICATIONS
EXHIBIT B    PROJECT SCHEDULE/MILESTONE DATES
EXHIBIT C    SCHEDULE OF COMPENSATION
EXHIBIT D    COMPLETION CERTIFICATES
EXHIBIT E    KEY PERSONNEL
EXHIBIT F    CONTRACTOR SAFETY AND HEALTH PROGRAM

EXHIBIT G	FORM OF CONTRACTOR’S AFFIDAVIT OF COMPLIANCE WITH 49 CFR §§ 199, 40, AND 382
EXHIBIT H    OPERATOR QUALIFICATION PLAN
EXHIBIT I    PAYMENT DOCUMENTATION
EXHIBIT J    PERMITS
EXHIBIT K    PROJECT CONTROLS/REPORTING REQUIREMENTS
EXHIBIT L    APPROVED SUBCONTRACTORS LIST
EXHIBIT M    COMPLETION PROCESS
EXHIBIT N    LIQUIDATED DAMAGES
EXHIBIT O    COMPANY-FURNISHED ITEMS
EXHIBIT P    FORM OF CHANGE ORDER
EXHIBIT Q    TRESPASS PROTOCOL
EXHIBIT R    FORM OF INVOICE
EXHIBIT S    CONTRACTOR CLARIFICATIONS

SPIRE STL PIPELINE LLC
CONTRACT FOR
PROCUREMENT AND INSTALLATION
OF GAS PIPELINE
This Contract for Procurement and Installation of Gas Pipeline (this “Contract”) is made and entered into as of the 26th day of April, 2018 (“Effective Date”) by and between Spire STL Pipeline LLC, a Missouri limited liability company (“Company”), and Michels Corporation, a Wisconsin corporation (“Contractor”), for the work as set forth in Exhibit A (the “Project”), a new gas pipeline, as well as related appurtenances such as roads, walks, and landscaping to be located at the Site (defined below). Company and Contractor may hereinafter be referred to individually as “Party” and collectively as “Parties”.
ARTICLE 1DEFINITION OF TERMS
The following terms, wherever used in any documents which form part of the Contract Documents, shall have the meanings indicated below unless the context otherwise requires:
“Account Records” means any and all information, materials and data of every kind and character, including hard copies and electronic data, if available, related to records, books, papers, documents, subscriptions, recordings, agreements, purchase orders, leases, contracts, commitments, arrangements, notes, daily diaries, superintendent reports, drawings, receipts, vouchers and memoranda, and any and all other agreements, sources of information and matters that may in Company’s judgment have any bearing on or pertain to any matters, rights, duties or obligations under or covered by the Contract Documents to the extent necessary to adequately permit evaluation and verification of Contractor’s compliance with any aspect of the Contract Documents and Company’s business ethics expectations.
“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. For purposes of this definition, “control” (including the terms “controlled by” and under “common control with” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any Day except Saturday, Sunday, or a weekday that is observed by Company as a holiday.
“Callback Period” means a period of one year from the date of Final Acceptance.
“Certificate of Final Acceptance” means a document, in the applicable form attached to Exhibit D (Completion Certificates) hereto, executed by Company and Contractor confirming that Final Acceptance has occurred.
“Change Order” means a written order issued by Company to Contractor pursuant to Article 23 that modifies the Contract Documents.
“Company’s Authorized Representative” means Company’s duly authorized representative, who will provide the general administration of this Contract on behalf of Company. Unless otherwise stated in a written delegation of authority, Company’s Authorized Representative does not have authority to amend or waive any portion of this Contract. Company may, in its sole discretion, change its Authorized Representative at any time or from time to time, and shall promptly notify Contractor of any such change.
“Company Hazardous Substances” has the meaning set forth in Section 18.2.
“Confidential Information” means any and all data, documentation, methods, processes, materials, and all other information relating to the past, present, and future business of Company, including this Contract. Confidential Information also includes all information owned or provided by customers, suppliers, or other third parties to whom Company owes an obligation of confidentiality, and all Work Product (as that term is defined in Article 30). Confidential Information does not include any information that is: (i) publicly available or becomes publicly available through no breach of the Contract Documents by Contractor, its Subcontractors or their employees; or (ii) information that Contractor can show, by written records, was known to Contractor prior to the date of the Effective Date.
“Construction Mobilization Date” means the latest date on which Contractor must mobilize (which does not include mobilization to clear trees or horizontal directional drilling bores) its workforce to commence pipeline construction, which, as of the Effective Date, is June 25, 2018.
“Construction Standards” means the standards for construction identified in the Specifications for the Project.

“Contract Documents” means: (a) this Contract; (b) the Scope of Work and any applicable Specifications; (c) any applicable Drawings; (d) the Schedule; (e) any duly executed Change Orders; and (f) any other Exhibits incorporated in the Contract.
“Contractor Change Request” has the meaning set forth in Section 23.2.
“Contractor Safety and Health Program” means Contractor’s safety and loss control program and attached documentation as defined in Exhibit F.
“Contractor’s Authorized Representative” means Contractor’s duly authorized representative, who will provide the general administration of this Contract on behalf of Contractor and shall be Contractor’s representative in all matters relating to this Contract. Contractor may change its Authorized Representative at any time. However, a fully qualified replacement must be ready to assume responsibility for Contractor’s Authorized Representative and is subject to prior approval of Company’s Authorized Representative, which shall not be unreasonably withheld.
“Contractor’s Retained Information” has the meaning set forth in Section 30.3.
“Contract Price” means the total aggregate price for the Work as determined pursuant to Section 4.1 and as increased or decreased by any Change Order or, pursuant to Section 23.4 written direction of Company.
“Critical Path” means the longest calculated path of dependent activities in the Schedule necessary for completion of the Work or the Project, as the case may be, and as more specifically defined in Exhibit K (Project Controls/Reporting Requirements).
“Day” means a calendar day of 24 hours commencing at 12:00 a.m.
“Drawings” are the graphic and pictorial portion of the Contract Documents wherever located and whenever issued, showing the design, location, and dimensions of the Work, generally including plans, elevations, sections, details, and diagrams.
“Engineer” or “Architect” means the independent representative who will act on the behalf of Company for certain technical purposes. If no independent representative is used by Company, “Engineer” or “Architect” means Company.
“Final Acceptance” means the acceptance and/or approval of the Work by the execution of a Certificate of Final Acceptance by Company (or other mutually agreed to procedure), provided that the Work meets all of the requirements of the Contract Documents
“Final Completion” means the full performance by Contractor and Company of each of the Parties’ respective obligations under the Contract Documents, including Exhibit M (Completion Process) and all revisions and amendments thereof.
“Final Completion Date” means the contractually-required date for Final Completion of the Work listed in the Milestone Dates and the Schedule
“Force Majeure” has the meaning set forth in Section 24.3.
“Governmental Filings” has the meaning set forth in Section 3.5(c).
“Guaranteed Substantial Completion Date” means the contractually-required date for Substantial Completion for the Work as set forth in the Contract Documents, including Exhibit B (Project Schedule/Milestone Dates), Exhibit M (Completion Process), and Exhibit N (Liquidated Damages), as such date may be changed from time to time in accordance with Article 23.
“Hazardous Substances” means any material in any physical form that may pose a present or potential threat to human health and safety or the environment. This includes all materials defined in any statute as hazardous substances or hazardous wastes and asbestos-containing materials in any form, polychlorinated biphenyl’s (PCBs), and oil or other petroleum by-products.
“HDD Mobilization Date” means the latest date on which Contractor must mobilize its workforce to commence horizontal direction drilling, which, as of the Effective Date, is August 9, 2018.
“Indemnitees” has the meaning set forth in Article 10.
“Knowledge” has the meaning set forth in Section 30.4.

“Latent Defect” means a defect which exists in the Work prior to the end of the Callback Period and that was not and normally would not have been revealed, discovered, or located before the end of the Callback Period by any reasonably careful inspection or by any known or customary test.
“Law” means all laws, statutes, codes, ordinances, rules, regulations, lawful orders, and other legal requirements, in addition to judicial decrees and interpretations, permits, and licenses, including those concerning health, safety, and the protection of the environment, as amended from time to time, of all federal, state, county, and local governmental agencies and authorities that are applicable to the Work and any of Contractor’s obligations under the Contract Documents.
“Losses” means any costs, damages, losses, claims, demands, causes of action, suits or other litigation (including all costs thereof and reasonable attorney’s fees) of every kind and character.
“Material” means all material, equipment, products, supplies, goods, articles, processes, apparatus, machinery, and documentation to be furnished by Contractor and necessary to complete the Work set forth in the Contract Documents.
“Milestone” means a specific portion of Contractor’s Work as defined by the Contract Documents.
“Milestone Date” means a date identified in the Milestone Dates set forth in Exhibit B (Project Schedule/Milestone Dates) on which Contractor must complete a specific portion of its Work.
“Operator Qualification Plan” has the meaning set forth in Section 3.5(d).
“Operator Qualification Regulations” means the U.S. Department of Transportation Pipeline Safety Regulations 49 CFR 192 and the State of Missouri Code of State Regulations Part 4 CSR 240-40.030.
“Payment Milestone” means a Milestone, the successful completion of which results in a payment by Company to Contractor for a specified portion of the Contract Price, as described on Exhibit C.
“Permits” means any licenses, permits, inspections or approvals required by any governmental authority having jurisdiction.
“Punchlist” means an itemized list prepared by Contractor and augmented, if necessary, by Company, of those portions of the Work that Company’s inspection reasonably indicates have not been completed in accordance with the requirements of the Contract Documents. Subject to verification by Company, Contractor shall, at its own expense, complete all Work (including all corrections or replacements) indicated by the Punchlist and test or inspect, as appropriate, any portions of the Work so completed or corrected.
“Retainage” or “Retention” has the meaning set forth in Section 4.7.
“Schedule” means the Company-approved schedule attached as Exhibit B for the performance of the Work.
“Services” means all of the labor, supervision, administration, and other services, required to complete the Work.
“Site” means Company’s yard, station, easement, office, or other location, as defined by Company, for which the Work is intended.
“Specifications” means that portion of the Contract Documents consisting of a set of written directions, provisions, and requirements giving interpretation to Contractor’s Work. The Specifications and Drawings are intended to supplement but not necessarily duplicate each other. Any Work exhibited in the one and not in the other shall be executed as if it had been set forth in both, so that the Work will be performed according to the complete design as determined by Company.
“Subcontract” means a contract entered into by Contractor and a Subcontractor to perform any portion of the Work.
“Subcontractor” means an entity at any tier having a contract with Contractor or any of its Subcontractors for the Work.
“Substantial Completion” means the Work has progressed to the point where, in the reasonable opinion of Company as evidenced by the issuance of a definitive Certificate of Substantial Completion (Exhibit D), it is substantially complete, in accordance with the conditions precedent set forth in the Contract Documents, including Exhibit M.

“Testing Regulations” means those certain Federal Pipeline Safety Regulations found at 49 CFR §199, 49 CFR §40, and 49 CFR §382 and Missouri Pipeline Safety Regulations found at 4 CSR 240-40.080, as amended.
“Welding Procedures” means the welding procedures provided by Contractor pursuant to Specifications Schedule A-9 and approved by Company.
“Work” means all Material and Services that Contractor is obligated to provide under the Contract Documents. All obligations of the Contractor shall be performed as specified in the Contract Documents.
“Work Product” has the meaning set forth in Section 30.1.
All other capitalized terms used herein shall have the meanings ascribed to them in this Contract.
ARTICLE 2    SCOPE OF AGREEMENT
2.1    Commencement of Work. Contractor shall not commence Work until after this Contract has been executed, and Contractor will furnish all of the Work identified in the Contract Documents.
2.2    Priority of Documents. To the extent of any ambiguity, discrepancy, conflict, or inconsistency between the documents comprising the Contract Documents, the authority of the individual documents relative to the other documents is, in descending order of authority: (a) any duly executed Change Order; (b) Michels Clarifications attached as Exhibit S; (c) this Contract with the exception of Exhibit A (Scope of Work/Specifications); (d) any applicable Scope of Work or Specifications set forth in Exhibit A; (e) the Schedule; (f) any applicable Drawings; and (g) any other documents identified in the Contract as comprising the Contract Documents. Notwithstanding the foregoing, the several documents forming the Contract Documents shall be taken as mutually explanatory of one another; however, with respect to any conflict or inconsistency not resolved by this Section 2.2, or where there exists ambiguities, discrepancies, conflicts, or inconsistencies between documents of equal precedence to each other, Company shall decide priority of such documents.
2.3    Preprinted Terms. This Contract supersedes any preprinted terms or conditions on any preprinted invoice submitted by Contractor or any printed or typed conditions forming a part of Contractor’s proposal. Any additional or different terms and conditions set forth in Contractor’s invoices, purchase order acknowledgments, or similar writings or in Contractor’s electronic data interchange acknowledgments are objected to by Company and will not be binding upon Company unless specifically assented to in writing by an authorized agent of Company.
ARTICLE 3    STANDARDS FOR PERFORMANCE
3.1    Performance Standards. Contractor shall perform all Work in a competent manner, and in compliance with all applicable standards, including all applicable industry standards and professional standards of care for the Work, and those that are set forth in the Contract Documents. Contractor agrees to perform, to the entire satisfaction of Company, the Work described in the Contract Documents and in accordance with the applicable Construction Standards, Welding Procedures, and Company Policies. Contractor acknowledges receipt of the Construction Standards and Welding Procedures in effect as of the Effective Date.
3.2    Schedule of Performance. Before starting the Work, Contractor shall submit for approval by Company, a Schedule identifying all Milestone Dates, including the Guaranteed Substantial Completion Date, for the Work and providing sufficient details to fully describe its plan for timely completing all of the Work as set forth in the Schedule. Contractor shall complete the specified portion of its Work on or prior to each Milestone Date for such completion as set forth in the Schedule. Contractor shall not modify the Schedule without Company’s written approval. Time is of the essence for completion of the Work. Delays or possible delays in the performance of the Work or in the completion of the Milestone Dates set forth in Exhibit B shall be reported to Company within five Days of the first Day that Contractor knows or, by applying prudent industry practices, should have known of the possible delay. Contractor shall take all necessary steps, including acceleration of the Work, at no additional cost to Company, to recover delays in the Schedule, except to the extent such delays are caused by the fault of Company.
3.3    Final Acceptance. The Work shall not be deemed complete until after all of the Work, including any Punchlist Work, is completed to Company’s reasonable satisfaction.
3.4    Compliance with Applicable Law. Contractor will comply, and will cause all of its personnel, representatives and Subcontractors to comply, with all Law applicable to the Contractor’s performance under the Contract Documents. Contractor shall make all notifications relating to commencement and progress of the Work as required by Law. Where not in conflict with applicable Law, Contractor will comply with all rules, Company Policies provided to Contractor, jobsite requirements, and procedures of Company.

3.5    Permits, Fees, Notices, Licenses and Compliance with Law.
(a)    Permits. Prior to commencing Work, Contractor will obtain, and at all times during the Project, maintain, those Permits assigned as Contractor’s responsibility on Exhibit J (Permits). Contractor will charge Company for Permits at Contractor’s actual cost, with no mark-up. Company will obtain, at all times during the Project maintain, and pay for all Permits assigned as Company’s responsibility on Exhibit J (Permits), in such time so as not to impede Contractor’s performance of the Work in accordance with the Schedule. With respect to any Permits required for the Project but not set forth on Exhibit J, the Parties will mutually agree regarding the respective responsibilities for such Permits. If obtaining any Permit not set forth on Exhibit J requires Contractor to perform work not set forth on Exhibit A (Scope of Work / Specifications) or incur additional costs, then Contractor will be entitled to seek a Change Order for such additional Work.
(b)    Compliance with Law. Contractor will comply, and will cause all of its personnel, representatives and Subcontractors to comply, with all Law applicable to the Contractor’s performance under the Contract Documents. Any costs, fines, penalties, awards, damages, or other liabilities associated with any Contractor violations of this Section 3.5 shall be borne and paid solely by Contractor, and Contractor shall indemnify Company for such violations to the fullest extent provided by Law.
(c)    Governmental Filings. Contractor shall immediately notify Company’s Authorized Representative of all known claims, filings, or other submissions made by or against Contractor and/or its employees to or by governmental regulatory agencies arising from or occurring during the performance of the Work (collectively “Governmental Filings”). Contractor shall require all Subcontractors to immediately inform Contractor of Governmental Filings known to them and shall promptly inform Company’s Authorized Representative of such Governmental Filings.
(d)    Pipeline Safety. In addition, Contractor is aware of and acknowledges its responsibilities under the Testing Regulations. Contractor will fulfill, and will cause all of its applicable personnel, representatives and Subcontractors to fulfill, all of the requirements of the Testing Regulations in the performance under this Contract. Contractor will provide such access to its premises (including any job-site), property, personnel, representatives, and records by Company, the Research and Special Programs Administrator, the Federal Department of Transportation, the Missouri Public Service Commission, and any and all governmental authority or their representatives, as is necessary for the purpose of monitoring Contractor’s compliance with the Testing Regulations. PRIOR TO COMMENCING WORK, CONTRACTOR AND ANY OF ITS APPROVED SUBCONTRACTORS ARE REQUIRED TO COMPLETE AND DELIVER TO COMPANY AN AFFIDAVIT OF COMPLIANCE IN THE FORM ATTACHED HERETO AS EXHIBIT G.
(e)    Operator Qualification. Prior to commencing Work and at all times during the Term, Contractor will comply with the operator qualification plan attached hereto as Exhibit H (the “Operator Qualification Plan”). Contractor represents and warrants that the Operator Qualification Plan satisfies all the requirements of the Operator Qualification Regulations. All Contractor personnel who will be performing “covered tasks” (as defined by the Operator Qualification Plan or Operator Qualification Regulations) must comply with the Operator Qualification Plan and Operator Qualification Regulations. Prior to commencing Work and upon Company’s request at any time during the Term, Contractor will deliver to Company all of the required operator qualification records and other records necessary to obtain and maintain compliance with the Operator Qualification Regulations.
ARTICLE 4    INVOICING AND PAYMENT
4.1    Contract Price.
(a)    Mobilization Payments. Company shall pay Contractor $12,500,000, in advance payments subject to Retention and via electronic funds transfer to a U.S. bank account designated by Contractor, as follows: (1) $4,200,000 on or before five Business Days after receipt of Contractor’s invoice after Contractor commences tree-clearing mobilization for the tree-clearing Work and (2) $8,300,000 on or before five Business Days after receipt of Contractor’s invoice after Contractor commences its construction mobilization for the pipeline construction Work. If Contractor is terminated for any reason, the applicable terms of Article 25 shall apply.

(b)    Lump Sum Pricing. The Contractor’s total compensation for its performance of acceptable Work as required by the Contract Documents shall be a fixed lump sum price, unless unit pricing is applicable.
(c)    Unit Pricing. For all Unit Price Work, an amount equal to the sum of the established unit price for each separately identified item of Unit Price Work times the estimated quantity of that item as indicated in the chart identified in Exhibit C. Estimated quantities are not guaranteed, and Contractor shall be paid for all actual quantities installed and accepted by Company after determinations of actual quantities and classification are made by Contractor.
4.2    Travel Expenses. All business travel related to the performance of any Work that is specifically provided for in the Contract Documents shall be billed at cost. Billing must be limited to lowest-available rates and must be accompanied by proper receipts. If no advance approval has been received from Company, Contractor shall be responsible for all expenses it incurs.
4.3    Payment Terms for Change Orders. All duly executed Change Orders shall be shown as a separate line item in the monthly Applications for Payments.
4.4    Submission of Invoices. On or about the tenth Day of each calendar month, Contractor shall submit to Company’s accounts payable department an invoice in the form of Exhibit R (Form of Invoice) for payment based upon Contractor’s successful completion, as determined by Company, of Work during the prior month. Each invoice shall contain the appropriate supporting documentation and lien waivers provided in Exhibit I (Payment Documentation). All invoices shall be sent simultaneously via electronic mail to both of the following addresses: Accounts_Payable@spireenergy.com with a copy to Kathy Cariolano at Kathy.Cariolano@spireenergy.com. Company shall pay Contractor within 30 Days following Company’s receipt of a proper and complete invoice. Company may decline to pay an invoice, in whole or in part, to the extent necessary to protect Company from loss due to (a) breach by Contractor of any of its obligations under these Contract Documents including the costs to Company of remedying the breach and all other costs directly attributable to other services that are required to be performed in connection with remedying such breach; (b) third-party claims filed or reasonable evidence indicating probable filing of such claims, except to the extent Contractor’s insurers have agreed in writing to cover such claims or where Contractor has accepted an obligation to indemnify Company against such claim; (c) damage to Company or another contractor to the extent Contractor is obligated to indemnify Company for such damage; (d) reasonable evidence that the Work will not be completed within the time requirements specified in these Contract Documents; (e) unsubstantiated or unsupported amounts paid by Company to Contractor; (f) Contractor’s failure to properly pay Subcontractors or to properly pay for equipment, materials or labor; or (g) any undisputed amounts due to Company under the terms of these Contract Documents. If requested by Company, Contractor shall submit a partial waiver of lien satisfactory to Company with respect to each Subcontractor (regardless of tier) and material supplier providing goods or services in excess of $125,000 in the aggregate, certifying to the receipt of the exact amount shown by Contractor’s sworn statement for the previous invoice as having been included in the previous request for payment to Company for that particular Subcontractor or material supplier. If Company so requests, final waivers of lien by all Subcontractors and material suppliers providing goods or services in excess of $125,000 in the aggregate, and affidavits that all bills for material and labor have been paid by Contractor and each Subcontractor shall be furnished with the final invoice with respect to the Work. Company may set off against any amount payable under these Contract Documents any and all present undisputed indebtedness of Contractor to Company. The elements of all amounts invoiced shall be shown separately, by applicable line items, and shall be classified or further broken down as Company may require for accounting and payment purposes. Invoices that Company deems to be inaccurate or incomplete, in Company’s reasonable discretion, may be returned to Contractor for correction and re-submittal. Company shall notify Contractor of any rejected invoice or portion thereof with reasons for such rejection.
4.5    Invoice Format and Copies. Contractor shall submit one original and one duplicate of each invoice including all supporting documentation and lien waivers provided in Exhibit I. Contractor shall meet the Company’s invoicing requirements related to payment information. All invoices must be submitted electronically. If the Work is being performed pursuant to a Change Order, each invoice shall also include a detailed itemized list of the charges of Change Order Work covered by the invoice identifying or containing the number of each class of employees, the number of hours worked, the rates charged for such hours, a copy of all Subcontractor itemized invoices, separately itemized charges for freight, all material used, and, for all special trucking and special heavy power tools, all adequately described, with all applicable sales and use taxes stated. Overtime hours shall be billed as such rather than as a greater number of regular hours. Cost of local permits shall be billed with the job, with a copy of the receipt for the permit attached to the invoice. Copies of invoices from cities for paving repairs in locations where city ordinance does not allow Contractor to make repairs shall be attached to Contractor’s invoice for reimbursement. Contractor must provide sufficient information with each invoice, as specified by Company, to comply with Company’s record-keeping, regulatory, and customer billing requirements.
4.6    Payment. Subject to the provisions of Section 4.1 and unless otherwise agreed to by the Parties, Company will provide payment of 90% of the total amount contained in each invoice within 30 Days of receipt of an invoice acceptable to Company including supporting documentation required by Exhibit I and any quality assurance documentation which may be specified. Company will retain 10% of each invoice amount (referred to as “Retainage” or “Retention”). Subject to the other terms of this Contract (including Article 21 and Section 24.1), Company will pay the Retainage to Contractor as follows: (a) 25% of the then-aggregate Retainage upon Substantial

Completion and the submission of an acceptable invoice from Contractor; and (b) the remaining Retainage upon Final Completion as described in Section 4.8.
4.7    Statement. With each invoice, Contractor shall submit a sworn statement as provided by the mechanics lien law of the state where the Site is located and in the forms attached hereto as Exhibit I, Attachment 1. The statement shall state the names of all Subcontractors (regardless of tier), the nature of Work, amounts of all Subcontracts, amount paid to date, amount to be paid to complete the Work, amount due, any contracts to be let, amount owed for labor to date, cost of labor to complete the job, and total amount to be paid to complete the Work.
4.8    Final Payment. Contractor’s final invoice shall be marked “FINAL INVOICE,” and an additional copy of this invoice shall be submitted to Company’s Authorized Representative. Subject to the fulfillment of Contractor’s obligations under the Contract Documents, final payment of all monies due, but not previously paid to Contractor hereunder, shall be made within 45 Days after receipt by Company of Contractor’s final invoice; subject, however, to the condition precedent that final payment shall not be due until Final Acceptance. Additionally, on Projects involving the construction of improvements to Company’s property, Contractor shall have given Company evidence satisfactory to Company that all liens, claims, obligations, and liabilities against Company and its premises (including the Project and the Site), or in respect to the Work or chargeable to Company have been fully paid, satisfied, and released. Such evidence shall include Contractor’s final, unconditional lien waiver (attached hereto in the form of Exhibit I, Attachment 3) for the final cost of the Work performed by Contractor and its Subcontractors. Acceptance of final payment will constitute a release by Contractor of any and all claims against Company for payment for Work performed pursuant to the Contract Documents. Payment by Company (including payment of the Retainage) will not constitute acceptance of any non-conforming Work or a waiver of any claims or rights that Company may have in connection therewith. Following Final Completion, the remaining Retention shall be payable within 45 Days after Company and Contractor have executed a Certificate of Final Acceptance and Company receives the final invoice and lien releases from Contractor. Amounts held by Company as Retainage will not accrue interest. Notwithstanding this Section 4.8, Company in its absolute discretion, may pay all or part of the Retention prior to Final Acceptance without waiving any of its rights or remedies hereunder. In addition, Contractor’s final invoice will have a credit of $250,000 to Company, reducing the amount listed as due and owing by Company.
ARTICLE 5    PROJECT CONTROLS
5.1    Reports. Contractor shall attend weekly progress meetings and submit to Company a weekly schedule status report dated up to the Day before submission thereof, in such form as shall be specified by Company, showing the progress made by Contractor toward the completion of the Work to the date of each report. Each report shall include an updated Schedule, a list of Contractor’s and its Subcontractors’ employees performing Work at the Site, a description of Contractor’s planned activities on the Project for the next week, and other matters pertaining to the Work. Contractor shall continuously monitor, report, forecast, and control the progress of the Work in accordance with the Schedule. Contractor shall provide increasing scheduling detail as the Work progresses. If such reporting or forecasting indicates a delay or potential delay, then (a) Contractor will promptly notify Company of the delay, and (b) except to the extent such delay or potential delay was caused by Company or its other contractors, Force Majeure, or site trespass, Contractor shall promptly take appropriate action to get back on schedule and to avoid such delay at no cost to Company. Contractor’s reporting shall be sufficiently detailed to present to Company an accurate status of the Schedule, variances from the Schedule and reasons therefore, and corrective action planned. Contractor shall comply with the provisions of Exhibit K (Project Controls) until Final Acceptance.
5.2    Time-and-Material Reports. If the Work is being performed pursuant to a cost-plus or time-and-material (or any variation thereof) pricing structure, Contractor shall submit a weekly report to Company for each such Project. Each report shall include, in addition to the information required by Section 5.1 and Exhibit K, the following: (a) time sheets listing Contractor’s and Subcontractor’s employees, with occupation descriptions and number of regular and overtime hours worked; (b) a list of all chargeable tools and equipment showing hours used; and (c) a list of chargeable material and quantities.
ARTICLE 6    INDEPENDENT CONTRACTOR STATUS
Contractor shall be an independent contractor and not an agent, partner, joint venturer, or employee of Company. Contractor shall perform the Work in accordance with its own means and methods, and the performance of the Work shall remain in Contractor’s exclusive charge and control. Contractor shall be solely responsible for the terms and conditions of employment for all of its employees working pursuant to this Contract including, but not limited to, their hire, supervision, transfer, termination, wages, withholdings, benefits, insurance, and workers’ compensation. Nothing in the Contract Documents shall be construed or interpreted to mean that Company is a co-employer, joint employer, or a single employer with Contractor or any Subcontractor (regardless of tier). In the event Contractor is a party to a collective bargaining agreement, or any other labor agreement or contract covering its employees, Contractor shall be solely responsible for all obligations under those agreements. This Contract is not exclusive. Company is free to engage others to supply Materials or Services that is the same or similar to Contractor’s. Unless otherwise stated in the Contract Documents, Contractor has no authority to act for, represent, or bind Company or its parent company, subsidiaries or Affiliates in any manner.

ARTICLE 7    CONTRACTOR’S PERSONNEL AND RESPONSIBILITIES
7.1    Labor Relations. Contractor understands that the use of union labor is at Contractor’s option for the Project, and Contractor acknowledges that is solely responsible for the use of union labor for the Work. In the performance of any of its union Work, Contractor shall comply with, and shall require its Subcontractors of all tiers at the Site to comply with, the terms of the applicable union agreement.
7.2    No Strikes or Other Work Stoppages: All applicable union agreements shall provide that there shall be no work stoppages, work slowdowns or strikes.
7.3    Copies of Union Agreements Furnished to Company. Contractor and its Subcontractors at the Site shall furnish to Company copies of the applicable union agreements along with written permissions for their use by the affected International Union(s). Contractor and its Subcontractors at the Site shall also furnish a copy of the site extension approval(s) granted by the International Union(s) prior to commencing the Work.
7.4    Pre-Job Conferences. Contractor and its Subcontractors at the Site shall conduct pre-job conferences and assign Work to the appropriate crafts according to the recognized and traditional jurisdiction.
7.5    Labor Indemnification. Contractor shall indemnify, hold harmless, and defend Indemnitees from all claims, liability, damages, and expenses (including reasonable attorneys’ fees and court costs) arising out of a labor dispute arising under Contractor’s union or collective bargaining agreements, if such disputes or claims are asserted by employees of either Contractor or a Subcontractor, their bargaining representatives, or employee benefit trust funds except to the extent such disputes or claims are caused by Company or its other contractors. .
7.6    Experienced Employees. Contractor shall employ and cause each Subcontractor (regardless of tier) to employ, qualified, competent, appropriately trained, experienced, reliable and trustworthy employees to perform the Work. At Company’s request, the credentials of any of Contractor’s or its Subcontractors’ employees assigned to perform the Work shall be submitted to Company in advance of such assignment. Contractor shall require all persons performing the Work at Company’s Site to be trained in and to comply with Contractor’s policies, procedures, and directives applicable to activities at Company’s Site, including security, environmental protection, employee health and safety, sexual harassment, access, use of controlled substances, and similar activities. During the performance of the Work, Company may object to any Contractor employee who, in Company’s reasonable opinion, does not meet these criteria. In such case, Contractor shall, at its expense and risk, immediately replace or remove such employee.
7.7    Contractor Responsible for Conduct of Employees. Contractor shall have full responsibility for the conduct of all employees employed on or in connection with the Work (including employees of any Subcontractor) and will ensure that there is adequate, daily supervision of all Work. Contractor shall be familiar with and observe established and accepted labor practices, procedures, and project agreements. Contractor and its Subcontractors shall be responsible for enforcing strict discipline and good order among their employees at all times while on the Site or performing any of the Work.
7.8    Key Personnel. For the duration of any Project, the employees or other persons whose names appear on the list of Key Personnel contained in Exhibit E are deemed necessary for the successful performance of the Work. Contractor shall assign such Key Personnel to the performance of the Work and shall not reassign or remove any of them without prior written consent of Company. Whenever, for any reason, one or more of the Key Personnel specified in Exhibit E is unavailable to perform the Work, Contractor shall, with the prior written approval of Company, replace such person with a person of substantially equal abilities and qualifications.
7.9    Supervisor. While performing Work at the Site, Contractor shall have, at Company’s Site, a competent supervisor satisfactory to Company who is authorized to act for Contractor, who is qualified for operator qualification and experienced in work of the type specified, and who can act for Contractor and to receive orders or notices which may be given for the proper prosecution of the Work.
7.10    Employee Fitness. Contractor’s personnel on any Site shall: (a) report to the Site in a manner fit to do their job; (b) not be under the influence of or in possession of any alcoholic beverage or of any controlled substance (except a controlled substance as prescribed by a physician so long as the performance or safety of the Work is not affected thereby); and (c) not have a discernible adverse impact on Company. Contractor’s employees shall be advised to these requirements prior to entry on the Site. Contractor shall immediately remove from the Site any employee in violation of these requirements as determined by the Contractor or Company. Contractor shall impose these identical requirements on Contractor’s Subcontractors.

7.11    Former Employees. Contractor shall identify to Company any person whom Contractor proposes to engage for the Work, and his proposed role, if Contractor knows him to be a former employee of Company. Company shall have the right and power to then exclude such employee from the Site.
7.12    Duty to Cooperate. Contractor shall cooperate with all other contractors performing work on behalf of Company, and shall conduct its operations to prevent interference with the work or progress of such contractors. If any part of the Work is dependent upon the quality and completeness of work performed under another contract, Contractor shall visually inspect the other contractor’s work and promptly report apparent defects therein which render such work unsuitable for the proper execution of the Work. Failure to report such defects to Company shall constitute the Contractor’s acceptance of such work as suitable to receive the Work. However, Contractor shall not be responsible for defects which develop after such inspection which could not have been reasonably detected by a visual examination of the work. The Company will be responsible for coordinating field work among Contractor and Company’s other contractors. If conflicts arise among Contractor and Company’s other contractors concerning scheduling or coordination, Company will make the final decision resolving the conflict.
7.13    Field Records. Contractor shall maintain up-to-date as-built copies of all Drawings, Specifications, and other Contract Documents and supplementary data, including the latest revisions thereto and a continuous record of all field changes.
7.14    Protection of Property and Public Liability. Until all of the Work is completed, Contractor shall be responsible for the protection of all persons and all public and private property including known and properly located structures, sewers and utilities, above and below ground. Contractor shall furnish and maintain any barriers, signs, warning lights, guards or other safety equipment necessary to provide adequate protection of persons and property. If Contractor has not taken such precautions and, in the opinion of Company, an emergency has arisen requiring immediate action, Company, with or without notice to Contractor, may provide suitable protection at the expense of Contractor. If such costs are not paid on presentation of the bills therefore they may be deducted from subsequent payments to Contractor. The performance of such emergency work shall not relieve Contractor of responsibility for any damage which may occur, unless such damage is caused by Company or its contractors, Force Majeure, or site trespass.
7.15    Damage to Existing Property. To the extent caused by the Contractor, any Subcontractor or their agents, employees or any other person for whom, directly or indirectly, any one of them may be liable, Contractor will be held responsible for any damage to existing known and properly located structures, materials, or equipment because of its operations and shall repair or replace any damaged structures, Work, materials, or equipment to the satisfaction of and at no additional cost to Company. Contractor shall protect all known and properly located existing structures and property from damage and shall provide bracing, shoring, or other works necessary for protection.
7.16    Rights-Of-Way. Company will timely obtain all permanent right-of-way and access easements required for performance of the Work. Contractor shall improve and maintain the access way as required to perform its Work. The location of access way not provided to Contractor with the bid documents shall be the sole responsibility of Contractor. Contractor shall confine its operations to the Project area and access ways and shall use due care in placing tools, equipment, excavated materials, and construction materials and supplies, so as to cause the least possible damage to the property. At the conclusion of the Work, all temporary structures and other facilities incidental to the Work shall be removed and the Site shall be restored to its original condition.
7.17    On Private Property. Contractor shall comply with all the limitations and provisions of Company’s easements and agreements. Contractor shall enter proposed rights-of-way only after Company notifies Contractor that easements and/or agreements for the specific area have been obtained. Problems involving rights-of-way shall be immediately reported to Company. Contractor shall use existing roads or lanes within the easement area to gain access to the Project area. Company’s inspector is not empowered to authorize Contractor to depart from property to which Company has acquired rights of entry or occupancy. In those cases where Contractor, for whatever reason, enters upon, travels across, or otherwise uses privately-owned land beyond the rights acquired by Company in its right-of-way agreements, Contractor shall make all arrangements and agreements with the landowner involved for such right of entry and use of their property. In such cases Contractor shall make such right of entry available to Company’s inspector, where necessary for performance of inspector’s duties, at no additional cost to Company. Contractor shall obtain a written agreement from each property owner and tenant setting forth Contractor’s right of entry and use of the property, and a copy of each such agreement shall be filed with Company.

7.18    Work within Highway and Railroad Rights-of-Way. All Work performed, and all operations of Contractor, its employees, or Subcontractors within the limits of railroad, road, and highway rights-of-way shall be in conformity with the requirements and be under the control (through Company) of, the railroad, road, or highway authority owning, or having jurisdiction over and control of, the right-of-way in each case.
ARTICLE 8    SUBCONTRACTUAL RELATIONS
8.1    Subcontractual Relations. Contractor may utilize Subcontractors to perform portions of the Work with the prior written consent of Company, which shall not be unreasonably withheld, conditioned, or delayed. If Company consents to the subcontracting of any portion of the Work, (a) such consent shall not relieve Contractor of its obligations under these Contract Documents with respect to such Work and (b) Contractor agrees to bring the provisions of these Contract Documents to the attention of and to bind every Subcontractor (regardless of tier) to whom it subcontracts any of the Work by the provisions of these Contract Documents as far as applicable to that portion of the Work to be performed by the Subcontractor. If Contractor proposes to subcontract any of the Work, it shall submit to Company the name of each proposed Subcontractor, with the proposed scope of the Work to be undertaken, safety documents as defined in the Contractor Safety and Health Program and under applicable Law for any Subcontractor performing Work on Site, and such information about the Subcontractor as Company may reasonably request. Company may reject any and all proposed Subcontractors in Company’s absolute discretion.
8.2    Subcontracts. Any portion of the Work to be performed for Contractor by a Subcontractor shall be performed pursuant to an appropriate written Subcontract between Contractor and the Subcontractor. No Subcontract shall relieve Contractor of its obligations under the Contract Documents. Contractor shall remain responsible for all subcontracted Work, and Contractor shall be as fully liable to Company for acts and omissions of its Subcontractors, their agents, representatives, and persons directly or indirectly employed by them as it is for the acts and omissions of Contractor’s own employees.
8.3    No Privity with Subcontractors. Any reference herein to Subcontractors, including the description of how Subcontracts may be authorized by Company or requiring Contractor to incorporate a provision hereof in agreements with its Subcontractors, agents or assigns, shall not create privity of contract between Company and such Subcontractor or their agents or assigns.
8.4    Assignment of Subcontracts. Each Subcontract shall provide for a contingent assignment of the Subcontract upon termination for cause of Contractor by Company. Such contingent assignment shall provide that if Company fulfills Contractor’s obligations to Subcontractor, then Subcontractor will perform the Subcontract on behalf of Company, its successors and assigns.
8.5    Contractor’s Payments to Subcontractors. Contractor shall pay each Subcontractor promptly upon receipt of payment from Company or as provided in the Subcontract. Company has no obligation to pay Subcontractors or to ensure Contractor pays Subcontractors. Contractor shall furnish to Company satisfactory evidence of all payments. Company may withhold any amounts due to Contractor or its Subcontractors in addition to any other monies that are to be retained, until such evidence is furnished. Contractor shall not permit any Lien to be put or remain on property of Company by reason of the failure of Contractor or its Subcontractor to pay for labor and materials, except to the extent caused by Company’s failure to pay Contractor undisputed amounts due. If any such Lien is not removed within 60 Days of a notice of lien claim, Company may do so at Contractor’s expense, and Contractor shall promptly pay to Company all such costs and expenses, including legal fees, paid or incurred by Company, unless Contractor has bonded over the lien with an appropriate mechanic’s lien bond that meets the statutory requirements of the state where the lien is asserted.
8.6    Disputes with Subcontractors. Contractor shall promptly inform Company of any significant dispute arising between Contractor and any of its Subcontractors. Contractor shall use its best efforts to avoid disputes regarding the Work and shall resolve such disputes as they arise.
8.7    Compliance with Applicable Law. Contractor shall cause any and all of its Subcontractors to comply with all applicable Law in the performance of the Work hereunder.
ARTICLE 9    INSURANCE
9.1    Required Coverages. Contractor shall provide and maintain, and shall require each Subcontractor (regardless of tier) to provide and maintain, in effect during the performance of any Work under these Contract Documents the insurances described herein. The following insurance policies will be underwritten by insurance companies that are satisfactory to Company, that have a current A.M. Best Co. rating of A-, financial category X or higher, and that are authorized to do business in the states where the Work is performed. Such policies will include:

(a)    Workers’ Compensation. The legal liability under the Workers’ Compensation Act of the states where the Work is performed and any other employee benefit statute or law of such states, to pay claims for personal injuries sustained by its employees, including death resulting therefrom. With respect to employer’s liability coverage under any workers’ compensation insurance policy, the limit of liability shall be $2,000,000 per Accident – Injury, $2,000,000 Policy Limit – Disease, and $2,000,000 per Employee – Disease. The workers’ compensation policy shall also include U.S. Longshoremen and Harbor Workers’ Compensation Act Coverage, if any Work shall be done over or within 100 feet of any body of water, or otherwise at the sole discretion of Company. It shall also provide maritime (Jones Act) coverage if a boat or vessel of any type is to be used.
(b)    Commercial General Liability. Commercial general liability insurance covering the legal liability of Contractor for injuries to or death of any person or persons and damage to the property of others. This coverage must contain either blanket contractual liability coverage or contractual liability coverage specific to this Contract, either of which shall not be subject to a contractual limitation endorsement. The limits of liability will be not less than $25,000,000 per occurrence and $25,000,000 annual aggregate, other than products/completed operations. This policy must be written on an “occurrence” basis. This coverage cannot be subject to any exclusion or limitation for “explosion”, “collapse”, or “underground” (a/k/a “XCU”) operations.
(c)    Commercial Automobile Liability. The legal liability of Contractor for bodily injuries and damage to the property of others arising out of the ownership, maintenance or use of any motor vehicle by Contractor or its Affiliates or their respective representatives and either blanket contractual liability coverage, or contractual liability coverage specific to this Contract, either of which shall not be subject to a contractual limitation endorsement. The limits of liability will be not less than $25,000,000 per occurrence and $25,000,000 annual aggregate. Coverage shall apply to owned, rented or leased, and non-owned vehicles.
(d)    Pollution Legal Liability Insurance. Contractor’s pollution legal liability insurance with coverage for (a) bodily injury, sickness, disease, mental anguish or shock sustained by any person, including death; (b) property damage, including physical injury to or destruction of tangible property, including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and (c) defense, including costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages; for losses caused by pollution conditions that arise from the Work. The limits of liability will be not less than $10,000,000 per occurrence or claim and $10,000,000 annual aggregate.
(e)    Professional Liability. The legal liability of Contractor for professional errors and omissions, including coverage for bodily injury and property damage. The limits of liability will be not less than: $5,000,000 per claim or occurrence and $5,000,000 annual aggregate.
(f)    Umbrella/Excess Liability Insurance. Any part of the required limits for employer’s liability, commercial general liability, commercial automobile liability, and Pollution Liability may be provided by an umbrella or excess liability policy.
9.2    Claims Made Coverage. If any policy is written on a “claims made” basis, then either (a) Contractor must maintain the policy for a period of two years following termination of this Contract or (b) the policy must contain an “extended reporting provision” for a period of at least two years.
9.3    Evidence of Insurance. Except with respect to workers’ compensation / employer’s liability coverage, all of the foregoing policies must: (a) provide a waiver of subrogation against Company and its Affiliates; (b) except with respect to professional liability coverage, include Company and its Affiliates as additional insured parties under broad form coverage for completed and ongoing operations (either CG 20 10 11 85 or both of CG 20 10 10 01 and CG 20 37 10 01); (c) be on a primary basis in relation to any Company policy, which will be non-contributing; and (c) except with respect to professional liability coverage, contain either contractual liability coverage specific to this Contract or blanket contractual liability coverage, neither of which will be subject to a contractual limitation endorsement. Except with respect to workers’ compensation / employer’s liability coverage, Contractor, on behalf of its insurers, waives any right of subrogation that such insurers may have against Company arising out of this Contract.
9.4    Notice of Cancellation. Contractor will notify Company of any cancellation or material amendment to any policy, including any reduction in coverages or erosion of aggregates, at least 30 Days prior to the effective date thereof.  No later than execution of this Contract, Contractor will furnish a certificate of insurance, indicating the required coverage and endorsements.

9.5    Self-Insured Retention. All self-insured retentions or deductibles are the sole responsibility of Contractor.  Company’s acceptance of any insurance certificate will not constitute acceptance of the adequacy of coverage or compliance with the requirements of this Contract.
9.6    Additional Coverages. No more than once every 12 months, Company may request, and Contractor will furnish within 30 Days thereafter, additional or increased insurance coverages from Contractor. If at the time of Company’s request, Contractor does not have such additional or increased insurance coverage, Contractor will notify Company and upon Company’s consent, procure such coverage and charge the cost of such coverage to Company. If Company does not consent, then Contractor will have no obligation to procure such coverages that it does not then have. Any additional premium accrued by such changes shall be submitted to Company for payment.
9.7    Non-Waiver. Failure of Contractor to provide insurance as herein required or failure of Company to require evidence of insurance or to notify Contractor of any breach by Contractor of the requirements of this Article 9 shall not be deemed to be a waiver by Company of any of the terms of this Contract, nor shall they be deemed to be a waiver of the obligation of Contractor to defend, indemnify, and hold harmless Company as required herein. The obligation to procure and maintain any insurance required is a separate responsibility of Contractor and independent of the duty to furnish a copy or certificate of such insurance policies. Company may inspect all policies of insurance at any time.
9.8    Company’s Right to Purchase. Upon any failure by Contractor to comply with the insurance requirements of this Contract, Company may, without in any way compromising or waiving any right or remedy at law or in equity, upon five Days’ written notice to Contractor, purchase such insurance, at Contractor’s expense, provided that Company shall have no obligation to do so, and, if Company shall do so, Contractor shall not be relieved of or excused from the obligation to obtain and maintain such insurance amounts and coverages. All such costs incurred by Company shall be promptly reimbursed by Contractor or may be withheld from any payment due Contractor.
9.9    Accident/Incident Report. Contractor shall promptly furnish Company with copies of any non-privileged accident/incident reports sent to Contractor’s insurance carriers covering accidents or incidents occurring in connection with or as a result of the performance of the Work or its receipt or notice of any claim by a third party, or any occurrence that might give rise to such a claim.
9.10    Contractor Obligations Not Limited. None of the requirements contained herein as to types, limits, or Company’s approval of insurance coverage to be maintained by Contractor are intended to and shall not in any manner limit, qualify, or quantify the liabilities and obligations assumed by Contractor under this Contract, any other agreement with Company, or otherwise provided by Law.
ARTICLE 10    INDEMNIFICATION
10.1    Standard Indemnity. To the fullest extent permitted by Law, for all Losses up to the specific limits of insurance set forth in Section 9.1, Contractor shall defend, indemnify and hold harmless Company and its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and assigns (collectively, the “Indemnitees”) from and against any Losses, including Losses relating to personal injuries, death, damage to property, damage to the environment, or infringement of any intellectual property right to the extent caused by the negligence or willful misconduct of Contractor, any Subcontractor or their agents, employees or any other person for whom, directly or indirectly, any one of them may be liable and in any way, occurring, incident to, arising out of, or in connection with (a) the Work, unless the foregoing result solely from the negligence or willful misconduct of the Indemnitees or (b) Contractor’s breach of any of its obligations under the Contract Documents.
10.2    Excess Indemnity. To the fullest extent permitted by Law, for claims in excess of the specific limits of insurance set forth in Section 9.1, Contractor shall defend, indemnify and hold harmless the Indemnitees from and against any Losses, including Losses relating to personal injuries, death, damage to property, damage to the environment, or infringement of any intellectual property right to the extent caused by the negligence or willful misconduct of Contractor, any Subcontractor or their agents, employees or any other person for whom, directly or indirectly, any one of them may be liable and in any way, occurring, incident to, arising out of, or in connection with (a) the Work or (b) Contractor’s breach of any of its obligations under the Contract Documents.
10.3    Generally. The existence or availability of Workers’ Compensation insurance does not relieve Contractor of the obligation to indemnify pursuant to this Article 10. The indemnity obligations do not negate, abridge, or otherwise reduce any other right or obligation of indemnity or contribution which exists in favor of the Indemnitees. These indemnities shall also inure to the benefit of any third-party person suffering Losses, so that such person shall have a direct cause of action against Contractor hereunder. The policies of liability insurance required by this Contract shall include Contractor’s liability under this Article 10 for Losses occurring in the future.

ARTICLE 11    WARRANTIES
11.1    Warranties. Contractor warrants that all Work shall be performed by qualified personnel in a competent manner in conformance with the warranties herein and that the Work will comply with, if applicable, any specifications contained in these Contract Documents. Contractor further warrants that the Services will be properly performed in accordance with the applicable industry standards and practices then prevailing at the time of these Contract Documents, or, if higher, at the time such Services are performed. If industry standards and practices conflict with Company requirements, Contractor shall notify Company’s Authorized Representative who will determine and memorialize in writing which requirements will apply. Contractor warrants that any material or equipment furnished to Company hereunder (a) will be of new manufacture and will be free from defects in design, workmanship and materials, (b) will be in compliance, and will have been manufactured and sold in accordance, with all applicable laws, and (c) will have been fully tested to meet the requirements of these Contract Documents. Contractor further warrants that the Material will comply with the Specifications provided to Contractor and will comply with all performance requirements, tolerations and representations provided to Contractor. Contractor agrees that it will obtain and assign or otherwise provide to Company the benefits of any warranties provided by manufacturers or suppliers of material or equipment incorporated into the Material and will perform its responsibilities so that such warranties remain in full force and effect. The warranties of Contractor set forth in this Agreement shall expire upon expiration of the Callback Period.
11.2    Remedies. If any of the Work does not comply with the foregoing warranties and Company notifies Contractor of the noncompliance of the Work during the Callback Period, Contractor shall (at its sole expense) promptly repair, replace, or re-perform the nonconforming Work. All costs and expenses associated with access to or repair or replacement of any Material, including all transportation costs, shall be paid by Contractor, and Company may charge Contractor all expenses of unpacking, examining, repacking and reshipping any rejected Material. All re-performed Work shall be performed on a schedule to be agreed upon by Company. The Callback Period for any such re-performed Work shall be extended to one year from the date of such re-performance. If Contractor fails to prosecute the Work properly or to perform any of its other obligations under these Contract Documents, Company, after notice to Contractor, and without prejudice to any other remedy it has, may make good the deficiencies and charge Contractor all such costs (including the costs directly attributable to other services that are required to be performed in connection with the correction of such deficiencies, the cost of additional legal or engineering expense, access, repair, reinstallation, and salvage costs and testing expense) and a 12% administrative fee. If any Latent Defect becomes apparent within the 12-month period following expiration of the Callback Period, Company shall as promptly as practical so notify Contractor, and Contractor shall correct such Latent Defect promptly after receiving such notice, by re-supplying or replacing the Material at Contractor’s expense, notwithstanding any expiration of the Callback Period. The warranties set forth in this Article 11 are provided by Contractor in lieu of all other warranties available at law or equity and whether express or implied, including all warranties of merchantability or fitness for a particular purpose, all such warranties being hereby expressly disclaimed.
11.3    Inspection. Company’s inspection, testing, acceptance, payment, or use of any Material or Services shall not affect the warranties and obligations of Contractor under the Contract Documents, and such warranties and obligations shall survive any such inspection, testing, acceptance, payment, or use.
ARTICLE 12    RISK OF LOSS AND TITLE
12.1    Contractor’s Risk. Except as set forth in this Section 12.1, risk of loss or damage to the Work or any property of Company in the custody of Contractor shall remain with Contractor until Final Acceptance. If any loss of or damage to the Work occurs prior to Final Acceptance, Contractor shall, at its sole expense, promptly repair or replace the portion of the Work affected, provided however, that Contractor shall not bear the risk of loss and shall have no obligation to repair or replace Work lost or damaged by Company or Company’s other contractors, Force Majeure, or site trespass.
12.2    Warranty of Title. Contractor warrants that it is authorized to perform the Work contemplated by the Contract Documents and it is qualified to furnish services constituting or comprised in the Work. Contractor warrants that it has good and merchantable title to all of the Material. Title to any Material furnished by Contractor shall pass to Company upon delivery to the Project Site or, to the extent of the payments made for such Material by Company, on the date that Company makes such payments, whichever occurs first.

ARTICLE 13    SITE CONDITIONS
13.1    Site Investigations. Contractor shall have satisfied itself as to the nature and location of the Work, the general and local Site conditions, the transportation and handling of Material, the environmental and physical conditions at the Site, the character of the Material, facilities, Company-Furnished Items attached as Exhibit O, labor conditions, safety and security precautions, and all matters which may affect performance of the Work and Contractor’s price prior to beginning any Work.
13.2    Site Conditions. Within two Business Days of discovery and before any such conditions are disturbed, Contractor shall notify Company in writing of (a) latent physical conditions at the Site differing materially from those indicated in the Contract Documents or (b) unknown physical conditions at the Site that are of an unusual nature, and differing from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Contract. Company shall promptly investigate the conditions. If such conditions do materially differ and were previously unknown and should not have been anticipated by using prudent industry practices and that such conditions increase the time or the cost of Contractor to complete the Work, Contractor shall have the right to seek, pursuant to the Change Order provisions of the Agreement, an equitable adjustment in the Contract Price or the Schedule. Contractor shall have no right, power or authority to bring any claim under this Section 13.2, if Contractor fails to notify Company as required or if such claim is asserted after final payment is made under the Contract Documents.
ARTICLE 14    MATERIAL PROVISIONS
14.1    Material Supply (Specifications). All Material shall be supplied in accordance with the provisions of Exhibit A. Material and major assemblies shall be supplied completely factory assembled, unless the physical size, arrangement or configuration of the Material, or shipping and handling limitations make the shipment of complete assemblies impracticable. Packing slips with Company and Project identifying numbers noted must be included in all shipments and the last shipment must state “Final Shipment.” Contractor shall manufacture only sufficiently in advance of the Schedule to meet deliveries required by such Schedule and in the event of termination of the Project or change in the Work, no claim will be allowed for manufacture or procurement in advance of such Schedule.
14.2    Minor Defects. Contractor shall readjust, straighten, and repair minor defects and fabrication errors which are normally encountered in Company-Furnished Items. When field labor is needed to correct significant errors in Company-Furnished Items, Contractor shall furnish such labor where so requested by the manufacturer or by Company with the consent of the manufacturer, and Contractor shall be entitled to seek a Change Order for such work.
14.3    Routing of Shipments; Shipping. Contractor shall supply the Material “F.O.B. destination”. Company may designate its preferred mode of shipment, including specifying the type of vehicle or trailer that Contractor may use to deliver the Material. Company may route all shipments of Material or any part thereof. If freight is included in the price of the Material and Company’s routing would increase Contractor’s transportation costs, Contractor shall notify Company of such fact before shipment. If Company still specifies the more expensive route, Company shall reimburse Contractor for the amount of the difference between the less expensive and more expensive transportation costs. If, however, Contractor fails to timely notify Company of the increased costs, Contractor shall pay for the additional transportation costs. Contractor shall wrap, pack, crate, load, enclose, and brace the Material on the carrier in a good, workmanlike manner and in accordance with applicable standard trade practice.
14.4    Receiving, Handling, and Storage. Contractor shall receive from carriers at the job site, check, unload, handle, and store all materials and equipment which are to be incorporated in the Work. If Material is in storage at a Company facility or other designated location, Contractor shall be responsible for loading at such location, transporting to job Site and unloading. Contractor shall become responsible for all Company-Furnished Items upon delivery to Contractor, and Contractor shall thereafter be responsible for the loss or damage to the material except to the extent caused by Company, its contractors, Force Majeure, or site trespass. All unused Company–Furnished Items shall be returned by Contractor to Company in accordance with the directions of Company’s engineer. Any material lost or damaged by Contractor shall be replaced at Contractor’s expense.
14.5    Contractor’s Duty to Check. Contractor must check all dimensions, elevations, and quantities indicated on the Drawings and Specification. Contractor must notify Company of any discrepancies between the Drawings and Specifications and the conditions at the Site, or any error or omission in the Drawings or Specifications, or in the layout as given by stakes, points, or instructions that may be discovered in the course of supplying the Material. Contractor shall not be allowed to take advantage of any error or omission in the Drawings, Specifications, or other Contract Documents. Company will furnish full instructions should such error or omission be discovered, subject to Contractor’s right to seek a Change Order or to dispute Company’s determination.

14.6    Specifications and Drawings. The Specifications and Drawings are intended to supplement but not necessarily duplicate each other. Any Work exhibited in the one and not in the other shall be executed as if it had been set forth in both, so that the Work will be performed according to the complete design as determined by Company. Should anything necessary for a clear understanding of the Work be omitted from the Specifications and Drawings, or should the requirements appear to be in conflict, Contractor shall secure written instructions from Company before proceeding with the Work affected thereby. It is understood and agreed that the Work must be performed according to the true intent of the Contract Documents, as determined by Company.
ARTICLE 15    TESTS AND INSPECTIONS
15.1    Company’s Attendance. Both Contractor and Company have the right to be represented at any tests required under the Contract Documents and to receive copies of any resulting data. Company shall not be deemed to have accepted the Work or any portion thereof to be so tested prior to the satisfactory completion of tests proving that the Work or such portion thereof is in all respects as represented and as required by the Contract Documents. Reasonable notice of the time and place of each proposed test shall be given by the testing Party to the other in order to permit both to be present or represented thereat. If such tests show the Work not to be as represented or as required by the Contract Documents, Company may, without risk or liability to it, reject the Work, and Contractor shall promptly modify the Work as necessary and re-perform the tests at its own expense, until the Work is as represented and required.
15.2    Company Inspections. Company may, at all reasonable times, inspect the Work in process and the facilities where the Work is being performed. Such inspections, if made, shall not in any way relieve Contractor from its obligations under the Contract Documents. If Company elects to make any inspection, it shall notify Contractor in advance to permit it to make appropriate arrangements. If any inspection or test is made by Company on the premises of Contractor or a Subcontractor, Contractor shall provide, and cause its Subcontractor to provide, all reasonable facilities and assistance for the safety and convenience of Company or its representatives in the performance of their duties at no cost or expense to Company. Company reserves the right to hire a third party to inspect, review and comment on Contractor’s Work.
15.3    Rejected Work. If Company determines that any of the Work does not comply with the Contract Documents, Company may reject it (with or without instructions as to its removal) or require it to be corrected at Contractor’s expense. If Contractor fails to promptly remove or correct the Work as specified by Company, Company may (a) by another contractor or otherwise, remove or correct the Work and charge to Contractor the cost of such removal or correction, or (b) terminate Contractor for default as provided in Article 25. Unless Contractor corrects or removes such Work promptly or, if Company directs otherwise, within Schedule, Company may equitably reduce the Contract Price for the Work. Contractor, upon written notice from Company, shall remove all Work rejected as defective or failing to conform to the requirements of the Contract Documents. Contractor shall, at its sole expense, restore all work damaged by such removal, shall promptly replace materials damaged or improperly worked by it and re-execute its own work In accordance with the Contract Documents. This shall include restoration of the Work of any other contractor affected by removal of defective Work. If Contractor does not remove rejected Work within the time specified in the notice, Company may do so and replace such Work at the expense of Contractor.
15.4    Timing. Company will inspect and accept or reject the Work as promptly as practicable after delivery, except as otherwise provided in the Contract Documents, but its failure to inspect and accept or reject the Work shall not relieve Contractor from responsibility for Work which does not comply with the Contract Documents or impose liability upon Company therefore.
15.5    Covering the Work. Company may order inspection of questioned Work at any time, and if so ordered, the Contractor must uncover that Work. If that Work is in accordance with the Contract Documents, Company shall pay the cost of re-examination and recovering. If that Work is not in accordance with the Contract Documents, then Contractor shall remedy such nonconforming Work at Contractor’s expense.
15.6    Final Inspection. Contractor shall notify Company when, in its opinion, the Work (including all submittals, data, tests and all other requirements under the Contract Documents) is complete. Company shall inspect the Work and notify Contractor in writing (a) that the Work is satisfactory and is acceptable to Company or (b) of the parts of the Work do not conform to the Contract Documents. Contractor shall correct such non-conforming Work to suit Company’s schedule, at Contractor’s sole expense.
ARTICLE 16    COMPANY’S USE OF THE WORK
16.1    Company’s Use. Company shall have the complete and unrestricted right to take possession, and use portions, of the Work before it is completed. Any such possession or use shall not be deemed an approval or acceptance of any of the Work or portion thereof which does not conform with, or a release of Contractor from any of its obligations under, the Contract Documents. With respect to any Work used by Company prior to Final Acceptance, the Callback Period for such Work shall commence on the earlier of (a) 60 days after Guaranteed Substantial Completion Date or (b) the first day the pipeline commences commercial operation by opening the valve for gas flow.

16.2    Submittals. Any submittals or Drawings required by the Contract Documents to be submitted to Company for review shall be submitted by Contractor without unreasonable delay and any Work affected thereby started prior to written acceptance by Company shall be at Contractor’s risk. Submittals and Drawings shall not be deemed to have been “submitted” unless Company deems that such submittals or Drawings are complete, contain all required data and details, and comply with the industry standards or standards of care applicable to such submittals or Drawings. All submittals or Drawings provided by Contractor may be used by Company in connection with the installation, startup, maintenance, operation, and repair of the Work and may be transferred to any transferee of the Work. Review by Company shall not relieve Contractor from fulfilling all of Contractor’s obligations under the Contract Documents, including obligations relating to design and detailing, nor shall it be deemed as an acceptance by Company of any defective Work or Defective Services by Contractor. As far as practicable, each submittal or Drawing shall bear a cross-reference note referring to the sheet number or numbers of Company’s Drawings or Specifications showing the same Work.
ARTICLE 17    SITE SAFETY AND SECURITY
17.1    Site Safety. Contractor agrees to initiate and comply with the Contractor Safety and Health Program which serve as the minimum safety requirements for the Site. Contractor agrees to fully advise all of its employees, agents, Subcontractors, and others working for Contractor at the Site, of the contents of the Contractor Safety and Health Program and all necessary environmental, safety, and health procedures required by Company and applicable Law. Contractor shall be responsible for Project safety with respect to Contractor’s Work. Contractor and its Subcontractors shall develop a safety program at least as stringent as Contractor Safety and Health Program. Contractor shall review and monitor the safety programs of Subcontractors to confirm that such safety programs are consistent with Contractor Safety and Health Program and applicable Law. Further, Contractor shall continuously inspect the Work to identify any unsafe conditions and shall promptly take action to correct any condition that is unsafe. Contractor warrants that it is able to perform the Work hereunder and that it is familiar with and knowledgeable about all Law to the extent necessary to carry out its duties hereunder in a safe and competent manner. Upon notice of non-compliance with any of the Site safety requirements, Contractor shall immediately cease the Work in the affected area and shall bear all costs until the unsafe conditions are corrected. Contractor shall not be entitled to an extension of time, additional compensation, or damages by reason of or in connection with such cessation of the Work.
17.2    Security Regulations. Contractor shall comply with Company’s security regulations in effect at any time governing the admittance of Contractor’s employees to the Site and their identification while there. Each person entering or leaving the Site is subject to a search of their effects, their vehicles, and themselves in accordance with Company’s security regulations. Contractor shall advise its personnel of Company’s security regulations and its right of search and shall obtain from its personnel informed consents to such searches. Contractor shall furnish and install all necessary facilities to provide safe means of access to all locations where Work is being performed, and will have two security personnel at the Site each Day and shall, under no circumstance have any obligation to provide more than two security personnel each day. Company will have the right to have its own site security personnel at the Site, but in no event will Company be liable for the safety or security of Contractor’s personnel, representatives, or equipment.
17.3    Reporting. Contractor shall immediately report to Company any accident, incident, injury, illness, or unusual occurrence during performance of the Work at the Site, including personal injury or death to any individual or any damage to any of Company’s property, the Site, or adjacent property. Contractor shall submit a copy of all non-privileged accident reports to Company’s Authorized Representative within 24 hours after an accident.
17.4    Emergencies. In any emergency affecting the safety of persons or property on a Project, Contractor shall act, at its reasonable discretion, to prevent threatened damage, injury, or loss. Any extension to the Schedule or request for an adjustment of the Contract Price claimed by Contractor on account of emergency work shall be subject to the terms of Article 23 and documented in a request for an appropriate Change Order.
17.5    Cleanliness. Contractor shall at all times keep the job Site clean and cause trash, debris, and rejected and waste materials to be removed from the Site and disposed of. Upon completion of the Work, all Contractor-owned facilities, materials, and equipment shall be removed from the Site. All surfaces damaged by deposits of foreign materials such as oil, grease, weld spatter, and paint shall be restored to their original conditions. If Contractor fails to do so, Company’ may perform such work at Contractor’s expense.
17.6    Site Trespass. In the event of a work stoppage caused by a planned or unplanned protest or trespass, the Contractor shall notify Company within one hour of the work stoppage and follow the trespass protocol identified in Exhibit Q (Trespass Protocol). Contractor shall, and Company reserves the right to, temporarily relocate Contractor’s workforce elsewhere on the Project. Any such relocation will be considered a crew move-around. Any Contractor stand-by time associated with a crew move-around for a planned or unplanned work stoppage caused by a protest or trespass will be considered crew stand-by time, and Contractor has a right to seek a Change Order for the costs related to such stand-by time, which, if approved by Company, will be paid in accordance with the provisions of Article 17, Exhibit C, and Exhibit P, Appendix P-1 (Labor and Equipment Rates) as applicable.

ARTICLE 18    ENVIRONMENTAL REQUIREMENTS
18.1    Hazardous Substances Brought or Used by Contractor. Contractor will remove, transport, and dispose of at its cost any Hazardous Substances: (a) transported or released onto the Site or on off-site rights of way and easements by Contractor or any Subcontractor, but not any Company Hazardous Substances released onto the Site unless such release of Company Hazardous Substances was caused or exacerbated in whole or in part by Contractor’s negligence or willful misconduct or (b) used as part of Contractor’s or any Subcontractor’s work at the Site. As required under Federal Hazardous Communications Standards and certain state and local Laws, Contractor shall maintain Material Safety Data Sheets covering all Hazardous Substances furnished under, brought on the Site under, or otherwise associated with, the Work under this Contract and provide them prior to or at the time Hazardous Substances are delivered to or otherwise brought on the Site. If Contractor does not bring any hazardous materials on the Site, Contractor shall provide Company with copies of a document certifying that no Material Safety Data Sheets are required under any Laws in effect at the Site.
18.2    Pre-Existing Hazardous Substances. Company’s existing facilities (which include the land on which the Work will be performed) may contain Hazardous Substances not brought to the Site or used by Contractor or its Subcontractors (“Company’s Hazardous Substances”). Should Contractor or any of its Subcontractors encounter or have reason to believe that Company’s Hazardous Substances are present while performing Work, Contractor must immediately notify Company. Contractor shall take the necessary precautions to prevent disturbing Company’s Hazardous Substances adjacent to the Work. If the Work cannot be continued without disturbing or exposing such material, Contractor shall stop Work in the immediate vicinity.
18.3    Investigation and Determination. Contractor will notify Company if Contractor has reason to believe that it has encountered Company’s Hazardous Substances, Company will investigate the material and determine whether Hazardous Substances requiring removal or abatement exist. If Company’s Hazardous Substances requiring removal or abatement are not present, Contractor shall immediately resume any of its operations that have been stopped.
18.4    Plan for Removal or Abatement. Unless otherwise identified in the Contract Documents or where Contractor, using prudent industry practices, should have knowledge of the condition, the discovery of Company’s Hazardous Substances is a differing site condition under Article 13. Contractor shall have no responsibility for the containment, removal, abatement, clean up or remediation of any Company’s Hazardous Substances encountered in performance of the Work. Contractor will provide Company with all documentation related to the condition in Contractor’s possession or as required by applicable Laws for Company’s removal and disposal of Hazardous Substances.
18.5    Contractor Chemical Use and Disposal Requirements. Contractor shall not bring chemicals on Company’s property without the prior approval by Company. Any chemicals not on Company’s approved list must be submitted for review, written approval, and addition to Company’s approved list. Company will be listed as the generator for any chemicals on the Company’s approval list. If Contractor uses any chemicals that are not on the approved list, all waste generated becomes the sole responsibility of Contractor and the waste must carry Contractor’s applicable EPA and applicable state identification number as the generator. Contractor shall obtain temporary identification numbers from the applicable regulatory agency before disposal. Hazardous Substance shall not be disposed without prior consent of Company’s Environmental Compliance Department. All handling and storage of Hazard Substances must meet all applicable federal and state regulations. Excess chemicals or waste shall not be left on site at the completion of the job without the permission of Company. Contractor will contact Company within 24 hours (or immediately if required by environmental Law) via Company’s environmental hotline (314-575-5077), and will provide subsequent notification to Company in writing on or before 72 hours, after becoming aware of any actual or alleged violation or noncompliance with any environmental Law in connection with the Work, including any release or disturbance of Hazardous Substances.
18.6    Notice. All notifications regarding environmental Law or requirements shall be given promptly to Company’s Authorized Representative. Contractor shall provide written notice of the presence of all Hazardous Substances found on or brought to the Site by Contractor or its Subcontractors to local fire, medical, and law enforcement agencies as required by Laws with a copy of such notice to Company.
18.7    Inclusion in Subcontracts. The substance of this Article 18 shall be included in all Subcontracts issued by Contractor for Work performed at the Site.

18.8    Material Safety Data Sheets Required. As required under Federal Hazardous Communications Standards and certain state and local Laws, Contractor shall maintain Material Safety Data Sheets covering all Hazardous Substances furnished under, brought on the Site under, or otherwise associated with, the Work under this Contract and provide them prior to or at the time Hazardous Substances are delivered to or otherwise brought on the Site. If Contractor does not bring any hazardous materials on the Site, Contractor shall provide Company with copies of a document certifying that no Material Safety Data Sheets are required under any Laws in effect at the Site.
18.9    Labeling and Training. The Contractor shall provide labeling of Hazardous Substances and training of their employees in the safe usage of such materials as required under any applicable Laws.
ARTICLE 19    DRUGS AND ALCOHOL
All Contractor and Subcontractor personnel, including administrative and supervisory employees, shall be subject to alcohol and substance abuse screening while at any Company location. Contractor will not be reimbursed for employee or Subcontractor lost time for drug testing. Consideration will be given to keep Project disruption to a minimum. Contractor shall immediately remove, and deny access to Company’s Site to, any employee or principal of Contractor or Subcontractors who violates or can be reasonably suspected by Contractor of violating the policy adopted by Contractor to conform with this Article 19, for such time as required by Contractor’s drug and alcohol policy. For all Contractor personnel removed from Site, Contractor shall provide all information and documentation necessary for Company’s security records.
ARTICLE 20    TAXES
Unless otherwise set forth in the Contract Documents or unless otherwise required by Law, all applicable taxes (including all applicable federal, state and local net or gross income or gross receipt taxes and all use and similar taxes) are included in the Contract Price set forth in these Contract Documents, and Company shall not be required or obligated to reimburse Contractor for any taxes or similar expenses which may arise or be incurred in connection with these Contract Documents. Where applicable, Company shall furnish a copy of its direct payment permit, a tax exemption certificate, or similar evidence of exemption with respect to any such tax, and in such event Contractor shall not bill or otherwise charge Company for such taxes. Contractor shall be solely liable for any taxes and contributions for unemployment insurance, old age retirement benefits, life pensions, annuities and similar benefits, which may now or hereafter be imposed by Law or collective bargaining agreements with respect to persons employed by Contractor to perform the Work.
ARTICLE 21    LIENS
21.1    Lien Waivers. For Projects involving the construction of improvements to Company’s property, as a condition precedent to payment, Contractor shall submit with each invoice an conditional partial lien waiver (attached hereto in the form of Exhibit I, Attachment 2) for the amount requested in the current invoice as well as, if applicable, lien waivers from its Subcontractors for the preceding payment. Both Contractor and its Subcontractors shall provide Company a final lien waiver as a condition precedent to payment by Company of the final invoice. Both the partial lien waivers and the final lien waiver shall become enforceable upon issuance of payment by Company.
21.2    Lien Free Projects. Provided that Company has made all undisputed payments for the applicable portion of the Work that are due and owing pursuant to this Agreement, Contractor agrees to keep Company’s property free and clear of, and shall promptly release or cause the release of, all liens, lien claims, recorded notices, claims for nonpayment, or lis pendens filed of record by any Subcontractor (regardless of tier). Provided that Company has made all undisputed payments for the applicable portion of the Work that are due and owing pursuant to this Agreement, Contractor agrees to indemnify and hold Company harmless from all liens and lien claims made, recorded, asserted, or filed on the Work or on any property on which it is being performed, on account of any labor performed or Material furnished by Contractor, Subcontractors (regardless of tier) and other persons in connection with the Work. Provided that Company has made all undisputed payments for the applicable portion of the Work that are due and owing pursuant to this Agreement, Contractor further agrees to keep Company, Material, the Work, the Site, and any fund from which construction costs are to be paid free and clear of all liens and lien claims arising from the performance of any of the Work covered by this Agreement. Contractor’s obligation hereunder includes paying for any attorneys’ fees, court, and other costs incurred by Company in connection with any such lien or lien claims.
21.3    Right to Discharge Liens. Should any lien or lien claim prohibited in this Article 21 be so asserted, whether due to nonpayment of the claimant or otherwise, unless contested by Contractor in good-faith, Company may at its sole discretion and without limiting or waiving any rights or remedies of any other interested person: (a) pay the amount of such lien or lien claim either directly to the claimant or by issuance of joint payment to Contractor and the claimant; (b) retain from payments then due or which thereafter become due to Contractor, whether under the Contract Documents or otherwise, an amount sufficient to discharge the claimed amount and to hold Company harmless from any cost, expense, Losses, or damage incurred in connection with the claim, including reasonable attorneys’ fees, expenses and court costs; (c) require Contractor to obtain and record a properly executed release of lien satisfactory to Company; or (d) require Contractor to execute a title indemnity agreement acceptable to Company or to record a properly executed bond (provided by a surety acceptable to Company) in the minimum amount of one and one-half times the amount of the recorded lien or lien claim or such other greater amount as may be required by Company. This obligation shall survive early termination of this Contract or Final Completion of the Work or any component thereof.
ARTICLE 22    AUDIT AND RECORDS
Contractor shall keep accurate and complete Account Records showing compliance with the Law and showing all charges, disbursements, expenses, Subcontractor charges, and evidence of unit pricing quantities in connection with the Work. Unless otherwise required by Law, Contractor shall preserve such Account Records for at least three years after, as applicable, Final Acceptance or termination of the Contractor. Except for Account Records (including Subcontractor Charges) showing detail of fixed or lump sum pricing or the build-up of unit pricing, Account Records shall be available at all reasonable times for inspection, audit, or reproduction by Company, its representative, or designee or appropriate governmental bodies without additional cost to Company. Account Records showing detail of fixed or lump sum pricing or the build-up of unit pricing shall be available at all reasonable times for inspection, audit, or reproduction by appropriate governmental bodies without additional cost to Company, and such Account Records shall be provided to a requesting governmental body as soon as reasonably practical or as requested by such governmental body. For any portion of the Work performed or any payments made, on a cost reimbursable, time and material, or labor hour basis, or similar model, such Account Records will be available for Company review at reasonable times and shall also include reasonable detailed evidence of such charges, including, where applicable, hourly logs and individual expenses.
ARTICLE 23    CHANGE ORDERS
23.1    Changes in the Work. Company has the right to order changes to be made in the Work. Contractor will not be entitled to any additional compensation for any out-of-scope Work performed prior to the execution of a Change Order by both Company and Contractor. If changes requested by Company affect the scope of the Work to be performed, Contractor’s costs, or the Schedule, Contractor will be entitled to seek an equitable adjustment in the Contract Price and/or Schedule through a Change Order the form of which is attached hereto as Exhibit P. Any claim by Contractor for adjustment shall be deemed waived unless made in writing within ten Days after receipt by Contractor of notice of such change request. Unless agreed by Company in writing, all requests for payments made pursuant to a Change Order shall be submitted by Contractor in invoices separately from the amounts due pursuant to the scope of Work as originally specified in these Contract Documents. All invoices covering additions or credits to these Contract Documents shall refer to the specific change order or similar written authorization issued by Company with respect to the addition or credit and will not be honored unless this reference is included.
(a)    If the changes requested by Company do not involve extra cost, Contractor will not be entitled to additional compensation. If the changes requested by Company reduce in any way the Work, Contractor will not be entitled to any claim for lost profits or other damages and Company will be entitled to a credit against the Contract Price in an equitable amount, but subject to allowance to Contractor for its actual costs incurred for the purchase, rental, delivery and subsequent disposal of materials and equipment required for use in performance of the Work but not used due to the Change Order and not used by Company.
(b)    If the changes requested by Company increase the Work to be performed, such increase shall be paid for by Company as evidenced by a mutually signed Change Order as determined by Company and Contractor in one of the following methods, either: (i) by agreed unit price, (ii) by agreed lump sum, or (iii) only when the additional Work cannot be clearly identified or estimated or when directed by Company pursuant to Section 23.1(c).
(c)    Company may require Contractor to perform the Change Order Work based on the actual direct costs reasonably and prudently incurred or estimated to be incurred in the performance of the changed Work by Contractor including markup for G&A plus 12%. In no event shall the rates used by Contractor in pricing any Change Order Work exceed the rates set forth in Exhibit C (Unit Pricing) or Exhibit P, Appendix P-1 (Labor and Equipment Rates), as identified in the applicable Change Order. Contractor shall not be permitted to additional markup on any costs incurred by Contractor’s Affiliates or subsidiaries. Contractor shall submit a detailed cost breakdown including manhours by craft or discipline, quantities of material, equipment and other applicable costs. Owner shall have access to Change Order pricing and all related cost buildups for submitted Change Orders.

23.2    Contractor Change Requests. If Contractor would like to seek a Change Order, Contractor must give Company written notice within five Days after Contractor’s knowledge of the occurrence of the event giving rise to such request. Within five Days of any such notice, Contractor shall provide Company with an appropriate statement setting forth the reasons why Contractor believes additional compensation or additional time should be granted and include the nature of any costs to be incurred, including reasonable adjustment to other applicable Contract provisions, and if Contractor is seeking additional time, an analysis of the prospective delay to the Critical Path of the Work (a “Contractor Change Request”). The impact to the Critical Path shall be measured against Contractor’s completion date as stated on its updated Schedule current at the time the impact occurs. Any Change Order granting Contractor additional time shall adjust the Guaranteed Substantial Completion Date. If Company accepts any such Contractor Change Request, a Change Order shall be executed by the Parties and the Contract Price or Project Schedule, or both, as the case may be, shall be adjusted in accordance with the terms of such Change Order. If Company rejects a Contractor Change Request, no Change Order will be executed, subject to Contractor’s right to dispute the rejection, while continuing to perform the Work.
23.3    No Change Order for Contractor Delay or Error. To the extent the delay or suspension of the Work causes a delay to the Critical Path of the Project Schedule and is caused by Contractor or any Subcontractor, no adjustment will be made to the Contract Price or Project Schedule, and Contractor shall propose a recovery plan acceptable to Company. Excess costs for such work will be Contractor’s responsibility. Further, no Change Order shall be issued and no increase to the Contract Price or adjustment to the Project Schedule shall be made in connection with any correction of errors, omissions, deficiencies, or improper or Defective Work on the part of Contractor or any Subcontractors in the performance of the Work.
23.4    Duty to Continue the Work. If, within ten Days after a Contractor Change Request or changes requested by Company, Company and Contractor are unable to agree upon an acceptable adjustment in the Project Schedule and acceptable changes in the Contract Price, then Contractor shall proceed with the Work following Company’s written direction to do so; provided, that, (a) with respect to a Contractor Change Request, Company reserves its rights to dispute any claims of Contractor and (b) with respect to Company requested changes, Contractor reserves its right to seek a Change Order but in the interim will be paid at the costs set forth in Section 23.1(c).
23.5    Effect of Changes in the Law. The Contract Price is based on applicable Laws in effect as of the Effective Date as well as those enacted or adopted by not yet in full force and effect as of the Effective Date. After the Effective Date, if a change occurs to any Laws that affects performance of the Work by Contractor, or any Subcontractor, Contractor shall comply with such changed Laws. Contractor may be entitled to an equitable adjustment for the impact of any changed Laws.
ARTICLE 24    DELAY, ACCELERATION
24.1    No Extension of Final Completion Date. Except to the extent caused by Company, its contractors, Force Majeure or site trespass, if there is any delay such that the Guaranteed Substantial Completion Date is not reasonably likely to be met, at any time during the execution and completion of any portion of the Work, then Contractor shall employ additional personnel and material as are necessary to accelerate the progress of the Work to meet the Milestone Dates, including the Guaranteed Substantial Completion Date and the Final Completion Date identified in the Contract Documents. Subject to the provisions of the Contract Documents, Company will not pay, and Contractor shall bear, Contractor’s increased costs related to Contractor’s accelerated performance. Subject to the terms of the Contract Documents, Contractor acknowledges and agrees that no extension to the Final Completion Date shall be granted unless agreed to in writing by Company and Contractor. If Contractor fails to meet the Guaranteed Substantial Completion Date, it will be subject to the liquidated damages detailed in Exhibit N.
24.2    Acceleration Ordered by Company. If Contractor is failing to perform the Work in accordance with the Schedule, then Company may, in its sole discretion, direct Contractor to accelerate the Work by employing additional personnel and material, by providing overtime to existing personnel as is necessary to complete the Work by the Milestone Dates, by using expedited or express shipping, or by any other means necessary. Any additional costs associated with the acceleration ordered by Company shall be at Contractor’s expense.
24.3    Extension of Time. Upon any delay caused by Company, its contractors, Force Majeure, or site trespass, the date of delivery or performance shall be extended for a period equal to the time lost by reason of such delay. Subject to the provisions of Article 23, upon any delay caused by Company or its contractors, the Contract Price shall be adjusted so that the Company pays Contractor all of Contractor’s actual direct costs caused by such Company-caused delay. Subject to the provisions of Article 23, upon any delay caused by Force Majeure, the Contract Price shall also be adjusted so that Company pays Contractor fifty percent (50%) of Contractor’s actual direct costs during the Force Majeure delay period. The term “Force Majeure” means any extraordinary acts, events, or occurrences that are beyond the reasonable control of, not caused by the fault, negligence or willful misconduct of, and could not be anticipated or foreseen by Company or Contractor, including acts of God, earthquakes, floods, tornado, tidal wave, damage from lightning, fire, quarantine, blockade, governmental acts (other than the time periods associated with obtaining approvals necessary from governmental agencies), court orders or injunctions, war (declared or not), rebellion, terrorism (foreign and domestic), riots, insurrection or civil strife, sabotage, or explosions. A Force Majeure delay does not include: (a) strikes, work stoppages or other labor dispute including those where such strikes, work stoppages or other labor dispute are related to a local, national or regional strike, or those caused (in whole or in part) by: (i) breaches of any collective bargaining agreement by Contractor or any of its Subcontractors, (ii) actions of Contractor toward Company’s personnel, or Company’s contractors’ personnel, or (iii) unfair labor practices of Contractor; (b) Contractor or its Subcontractors’ inability to obtain labor or to pay monies due and owing to any third party or Subcontractor; (c) actions, inactions or non-performance on the part of Subcontractors; (d) the inability of Contractor to secure labor to perform the Work; (e) weather conditions other than those specifically listed herein; or (f) any event the impact of which Contractor claims is two Days or less and the impact does not affect activities on the Critical Path. Both Parties shall be prompt in restoring normal conditions, establishing new schedules and resuming operations as soon as the event causing the failure or delay has ceased. Contractor shall promptly notify Company of any delay and its effect on the Work and must demonstrate to Company that Contractor has used all reasonable means to minimize the delay. Contractor’s inability or refusal to supply sufficient labor, equipment, or material to complete the Work shall not be excused hereunder.
ARTICLE 25    COMMENCEMENT, DELAY, TERMINATION AND SUSPENSION
25.1    Early Commencement. Company may request that Contractor accelerate either or both of the HDD Mobilization Date or Construction Mobilization Date. Working together with Company, Contractor will use commercially reasonable efforts in good faith to meet Company’s early commencement request, in whole or in part, to the extent Contractor and its Subcontractors have capacity to do so. Any changes to the HDD Mobilization Date or Construction Mobilization Date will be set forth in a Change Order executed by Company and Contractor.
25.2    Commencement. Contractor will not mobilize for any Work prior to, as applicable, the HDD Mobilization Date or, with respect to the Construction Mobilization Date, the expiration of any Delay Periods elected by Company; unless, in each case, Company authorizes Contractor to do so. Once Contractor mobilizes for applicable Work, Contractor will diligently pursue and perform such applicable Work.
25.3    Delayed Commencement. Company will have the right to delay the Construction Mobilization Date by payment of a standby fee for up to seven delay periods (each, a “Delay Period”) as described in the following table:

	Period Length	Total Delay	Period Delay Fee	Total Delay Fee
1st Delay Period	15 Days	15 Days	$1,000,000	$1,000,000
2nd Delay Period	15 Days	30 Days	750,000	$1,750,000
3rd Delay Period	15 Days	45 Days	$750,000	$2,500,000
4th Delay Period	15 Days	60 Days	$850,000	$3,350,000
5th Delay Period	15 Days	75 Days	$950,000	$4,300,000
6th Delay Period	15 Days	90 Days	$950,000	$5,250,000
7th Delay Period	15 Days	105 Days	$950,000	$6,200,000

For any delay to the scheduled commencement of mainline work (meaning the commencement of locate and pothole activities by Contractor) past August 1, Contractor will have the right to seek a Change Order for any seasonal impacts resulting from the delay upon Contractor documenting the seasonal impacts and the Project Schedule, Milestone Dates, and Guaranteed Substantial Completion Date shall be extended to account for the delay.
If Company delays the Construction Mobilization Date and the HDD Mobilization Date, and if, as a result, the HDD Mobilization Date would occur before the Construction Mobilization Date, then the HDD Mobilization Date will be correspondingly delayed to occur on the same day as the Construction Mobilization Date.
25.4    Contractor’s Termination due to Delay. Contractor will have the right by written notice to Company to terminate this Agreement without liability, unless otherwise provided herein, after the expiration of the 6th Delay Period, but the standby fee owed to Contractor will be limited to $4,900,000 regardless of when Contractor terminates. In addition to the standby fee, Company will owe Contractor for the value of the Work completed as of the termination date. But, any amounts owed to Contractor will be netted against any advance payments received by Contractor, which could require Contractor reimburse Company.
25.5    Termination with Cause. If (a) Contractor fails to perform the Work at the time specified, or (b) Contractor breaches any other provision of these Contract Documents and if the breach is not cured within ten Days of delivery of notice of such breach, then Contractor shall be in default hereunder and Company may elect to terminate these Contract Documents, or to continue these Contract Documents subject to receiving adequate assurances of performance from Contractor. Although Company shall use reasonable efforts to mitigate the cost for completion of the Work, Company may employ any person, firm, or corporation to finish the Work by whatever method Company may deem expedient and may undertake such expenditures as in Company’s sole judgment will best accomplish the timely completion of the Work (including, where necessary, the entry into agreements without prior solicitation of proposals). On termination for cause, Company shall not be required to make any payments to Contractor with respect to Work that has not been performed as of the date of termination. If the cost to Company of completing the Work, including costs of accelerated or expedited construction methods customarily and actually performed in an attempt to mitigate any delay by Contractor and reasonable charges for administering any subcontract and for legal fees associated with the termination exceeds the Contract Price, then Contractor shall be liable for the amount of such excess. Company shall be entitled to offset any such excess costs against any amount due Contractor for Work performed prior to termination. Company shall not be required to make any payments to Contractor with respect to Work that has not been performed as of the date of early termination, including anticipated overhead or profit for Work not performed by Contractor, and any amounts owed to Contractor will be netted against any advance payments received by Contractor, which could require Contractor reimburse Company.
25.6    Termination or Suspension without Cause. Subject to Section 25.2, Company may at any time on three Days’ notice to Contractor extend, suspend, or delay Contractor’s performance or terminate these Contract Documents for Company’s convenience. Any compensation payable to Contractor through the effective date of early termination shall be prorated, based solely on the value of the Work completed, and Company shall not be required to make any payments to Contractor with respect to Work that has not been performed as of the date of early termination, including anticipated overhead or profit for Work not performed by Contractor, and any amounts owed to Contractor will be netted against any advance payments received by Contractor, which could require Contractor reimburse Company. Company shall also pay Contractor for all actual, direct costs incurred by Contractor as a result of the suspension or termination without cause, including the costs of demobilization, cancelling supply (provided that Company has approved all Subcontractor cancellation fees prior to the execution of the Subcontract), and subcontract agreements, committed materials, and rental and lease fees.
25.7    Resumption of Work. If Company extends, delays or suspends Contractor’s performance Contractor shall thereafter resume its performance as soon as is practicable when directed to do so by Company. Any dates for performance by Contractor which are affected by an extension, delay or suspension of Company, together with any payment schedules in these Contract Documents, shall be extended for a period not to exceed the time lost by reason of the extension, suspension or delay.
ARTICLE 26    CLAIMS
If Contractor has any claim, including claims for equitable adjustment, against Company, such as for extra work, changes, or delays, notice of each such claim shall be submitted in writing to Company. Any claim by Contractor shall be deemed waived unless made in writing within ten Days after the occurrence of the event that precipitated the claim. The submission of any claim or dispute shall include a concise statement of the question or issue in dispute, together with relevant facts and documentation to fully support the claim. Company will consider no claim for additional compensation for work outside of Contractor’s scope of Work, unless Contractor has followed the procedures enumerated in Article 23.
ARTICLE 27    DISPUTE RESOLUTION
27.1    Mediation. If any dispute arising out of or relating to this Contract is not resolved by executives of both Parties at levels at least one level above the Project personnel who have previously been involved in the dispute, such dispute shall be submitted to mediation to any one of the following mutually agreed to mediators American Arbitration Association (AAA), JAMS, or any mutually agreed to mediator. Any and all disputes arising out of or relating to this Contract shall be subject to mediation as a condition precedent to litigation. The mediation shall be administered at the mediator’s office location closest to the location of the Project. The mediation session shall take place at a location mutually agreed to by the Parties. If the mediation process has not resolved the dispute within 30 Days after the mediation session, or such longer period to which the Parties may agree, the mediation process shall cease. If the mediation process has not resolved the dispute within 30 Days of the submission of the matter to mediation or a longer time if agreed to by the Parties, then either one of the Parties may file a complaint, subject to the provisions of Section 31.5. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purpose of the Federal Rules of Evidence and state rules of evidence. Each Party will bear its own costs for this dispute resolution phase, including splitting the cost of the mediator.
27.2    Work to Continue. In the case of any dispute (including any dispute which is or may be the subject of mediation or litigation), Contractor shall continue to perform the Work pending final determination of the dispute, and Company shall continue to make payments to Contractor for those portions of the Work completed that are not the subject of dispute, in accordance with the Contract Documents.

ARTICLE 28    DELIVERY AND RETENTION OF DOCUMENTATION
28.1    Documentation and Proprietary Information. Company shall not be prohibited from disclosure or use of proprietary or confidential information or documents relating to the Work which are required by Company in order to permit Company to obtain the full benefits of the Work. If Company transmits any information to Contractor which Company considers proprietary, Company may so designate such information. Contractor shall use that information, and any other information that Contractor knows or has reason to know is proprietary or confidential to Company, exclusively in connection with the Work and shall not publish or otherwise disclose it to any third party.
28.2    Documentation. Contractor shall provide Company with all information and documentation (which includes Drawings (including any as-built Drawings), Specifications, reports, and designs) within Contractor’s scope of Work and which is required by Company for the design, construction, licensing, quality assurance, safety, operation, bidding, or maintenance of the Work or of the facility for which the Work is intended. Such documentation shall include, if applicable, Documents containing the original equipment manufacturer make, model or part number, drawings, specifications, manuals or instructions for any Material. Contractor shall promptly provide to Company all such information and other materials relating to the Work that Company may request in connection with any filing or other submission Company is making with any regulatory or other governmental body. Contractor may disclose all such information to such regulatory and other governmental body as required by Law. Contractor shall notify Company’s Authorized Representative immediately upon such request and in advance of such disclosure. In addition, Contractor shall cooperate with Company as requested by Company with respect to such filings or submissions.
28.3    Retention of Documents. Unless otherwise required by Law, Contractor agrees to retain and maintain (at no additional cost to Company) at least one record set of all documents obtained or generated in the course of performing the Work for a period of three years from the date of the completion of the Work. Contractor, at the end of the three-year period, shall notify Company if Contractor intends to destroy the documents. If Company requests that some or all of the documents be preserved for an additional reasonable period of time, Contractor shall comply with Company’s request, but has the option to return the documents to Company for retention. Any request by Contractor to destroy such documents shall be in writing and sent to Company at the address for notices.
ARTICLE 29    CONFIDENTIAL INFORMATION
29.1    Contractor’s Obligations. During the term of this Contract and thereafter, except as Company may authorize in writing, Contractor shall, and shall cause its employees and Subcontractors to: (a) treat and cause to be treated as confidential all Confidential Information, as designated by Company; (b) not disclose any Confidential Information to any third party or make available any reports, recommendations, or conclusions based on the Confidential Information to any third party without Company’s prior written approval; (c) reveal the Confidential Information only to those employees and Subcontractors of Contractor who require such access in order to perform the Work hereunder; (d) if requested by Company, grant access to Confidential Information only to employees of Contractor or its Subcontractors who have signed a confidentiality agreement; (e) use Confidential Information only in connection with performing the Work pursuant to the Contract Documents; (f) make copies of any tangible embodiment of Confidential Information only as necessary for performing the Work; (g) remove any tangible embodiment of Confidential Information from the Site of Company only with the express permission of Company; and (h) return any or all tangible embodiments of Confidential Information to Company promptly following the request of Company, and in any event upon completion of performing the Work pursuant to the Contract Documents. Contractor may disclose all such information to such regulatory and other governmental body as required by Law. Contractor shall notify Company’s Authorized Representative immediately upon such request and in advance of such disclosure.
29.2    Irreparable Harm. Contractor acknowledges that the breach of any of the covenants contained in this Article 29 or Article 30 will result in irreparable harm and continuing damages to Company and Company’s business, and that Company’s remedy at law for any such breach or threatened breach would be inadequate. Accordingly, in addition to such remedies as may be available to Company at law or in equity in the event of any such breach, any court of competent jurisdiction may issue an injunction (both preliminary and permanent), without bond, enjoining and restricting the breach or threatened breach of any such covenant, including, but not limited to, an injunction restraining Contractor from disclosing, in whole or in part, any Confidential Information. Contractor agrees that it will not have the power to raise the issue of adequate remedy at law as a defense to any action by Company for an injunction to prevent any disclosure by Contractor of Confidential Information. Contractor shall pay all of Company’s costs and expenses, including reasonable attorneys’ fees and accountants’ fees, incurred in enforcing such covenants. The obligations of this Article 29 shall survive any termination of this Contract.

ARTICLE 30    OWNERSHIP OF WORK PRODUCT
30.1    Work Product. Any and all products of the Work performed by Contractor, any Subcontractor and any of their employees under the Contract Documents, including all inventions, discoveries, formulas, processes, devices, methods, compositions, compilations, outlines, notes, reports, system plans, flow charts, source codes, and other forms of computer software including computer modeling, algorithms, procedures, policies, data, documentation, and other materials or information which Contractor, any Subcontractor or any of their employees may conceive, invent, author, create, reduce to practice, construct, compile, develop, or improve in the course of performing the Work or otherwise delivered to Company as part of the Work (collectively, “Work Product”) shall be the sole and exclusive property of Company from and after the time it is created. Contractor agrees to promptly disclose to Company the existence of any Work Product of which Company would not otherwise be aware upon its creation.
30.2    Assignment. Contractor agrees to assign and hereby does assign to Company (together with its successors and assigns) the sole and exclusive right, title, and interest in all Work Product, including any and all related patent, copyright, trademark, trade secret, and other property or proprietary rights of any nature whatsoever. Contractor warrants and agrees to execute and deliver to Company, and Contractor agrees to cause its Subcontractors and the employees of Contractor and Subcontractors to execute and deliver to Company, any and all documents that Company may reasonably request to convey to Company any interest Contractor, its Subcontractors or any of their employees may have in any Work Product or that are otherwise necessary to protect and perfect Company’s interest in any Work Product. Contractor further warrants and agrees to take, and Contractor agrees to cause Contractor’s employees to take, such other actions as Company may reasonably request to protect and perfect Company’s interest in any Work Product. Contractor further agrees that the sums paid to Contractor by Company in connection with Contractor’s performing of the Work serve, in part, as full consideration for the foregoing assignment, and that said consideration is fair and reasonable, and was bargained for by Contractor. Contractor represents and warrants that it has full right, power, and authority to grant the assignment granted under this Section 30.2.
30.3    Contractor’s Retained Information. In the event and to the extent that any Work Product contains or requires for its use any items, elements, or components that were developed or otherwise acquired by Contractor prior to the Effective Date or not in the course of performing the Work (“Contractor’s Retained Information”), Contractor shall identify such Contractor’s Retained Information to Company in writing. Contractor hereby grants to Company an irrevocable, perpetual, non-exclusive, royalty-free, world-wide license to (a) use, reproduce, perform, and execute the Contractor’s Retained Information, (b) prepare derivative works based upon the Contractor’s Retained Information, (c) distribute copies of Contractor’s Retained Information and of derivative works based upon Contractor’s Retained Information; and (d) authorize others to do any of the foregoing, but for each only to the extent required for the operation and maintenance of the Work by Company. Contractor represents and warrants that Company will not be liable for any royalties or other fees for any patent, license, or other intellectual property right covering any materials, articles, apparatuses, devices, equipment, or processes used by Contractor in the performance of the Work or in the Work itself.
30.4    Knowledge. Nothing in this Article 30 should be construed to prohibit Contractor from using its skills, knowledge, and experience that have a general applicability, including such skills, knowledge, or experience gained by Contractor in connection with performing Work for Company (collectively, the “Knowledge”) in performing work for other clients; provided, however, that the Knowledge or Contractor’s use thereof shall not include any Confidential Information of Company.
30.5    Use of Work Product. Contractor agrees not to use any Work Product, including any Drawings, Specifications, reports, or any unique design aspects of a Project in any other project without the prior written approval of Company.
ARTICLE 31    MISCELLANEOUS
31.1    Complete Agreement of the Parties. The Contract Documents set forth the entire understanding of the Parties, and supersede any and all prior agreements, arrangements, or understandings, relating to the subject matter hereof.
31.2    Notices. Any notice to Company pertaining to the Work performed shall be in writing and delivered personally or sent by facsimile, by nationally recognized express-type courier service requiring delivery receipts, or postage prepaid by U.S. Mail, return receipt requested to Company’s Authorized Representative. Any notice to Contractor pertaining to the Work shall be in writing and delivered personally or sent by facsimile, by nationally recognized express-type courier service requiring delivery receipts, or postage prepaid by U.S. Mail, return receipt requested to Contractor’s Authorized Representative. Notices shall be effective only when received. All notices required or permitted under this Contract will be deemed given and made (a) if by personal delivery, on the Business Day of such delivery, (b) if by delivery by facsimile, on the Business Day sent if sent before 5:00 pm Central Time on a Business Day or if sent after that time, on the next Business Day (as evidenced by confirmation of transmission by the transmitting equipment), (c) if by nationally recognized overnight courier, on the next Business Day following deposit and (d) if by certified mail, return receipt requested, postage prepaid, on the third Business Day following such mailing, in each case addressed at the address or facsimile number set forth at the end of this Contract, or such other address as may be designated by notice by, such party.

31.3    No Third-Party Beneficiary. No provision of this Contract is intended or shall be construed to be for the benefit of any third party (other than the Indemnitees).
31.4    Assignment. Contractor shall not assign or transfer any rights, claims, interests, or obligations in the Contract Documents including claims for monies that are due or may be due, without the prior written consent of Company, which consent may not be unreasonably withheld by Company. Company may assign its rights, claims, interests, and obligations in the Contract Documents to a third party upon notice to Contractor. This Contract binds and inures to the benefit of the Parties and their respective successors and permitted assigns.
31.5    Choice of Law/Interpretation. The Contract Documents shall be construed and interpreted, without giving effect to principles of conflict of law, in accordance with the laws of the State of Missouri. The provisions of the Contract Documents shall be interpreted where possible in a manner to sustain their legality and enforceability. Any dispute or proceeding between the Parties arising out of the Contract Documents must be commenced and maintained exclusively in the state or federal courts having jurisdiction over St. Louis County, Missouri, and each Party submits itself unconditionally and irrevocably to the personal jurisdiction of such courts. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM, OR PROCEEDING RELATING TO THE CONTRACT DOCUMENTS.
31.6    Severability. Should any provision of the Contract Documents be held unenforceable in law such provision shall be severed from the Contract Documents, and the balance of this Contract shall be binding on both Parties as if the severed provision had never existed, unless performance of the Contract Documents is thereby rendered legally impractical or no longer fulfills Company’s objectives.
31.7    Amendments. This Contract cannot be amended or modified in any way except by a writing signed by an authorized representative of Company and Contractor. No course of prior dealing, usage of trade, and course of performance shall be used to modify, supplement, or explain any terms of this Contract. No waiver of any provision of this Contract shall be binding on Company unless set forth in a writing signed by an authorized representative of Company.
31.8    Non-Waiver. The failure of Company to insist upon strict performance by Contractor or Company’s failure or delay in exercising a “course of dealing” or any rights or remedies provided in this Contract or by the Law shall not be deemed or construed as a waiver by Company of any claims or of the right by Company to enforce such or any other provision in the future. No waiver by Company of a breach of any provision of the Contract Documents shall constitute or be construed as a waiver of any other breach or of that provision. No partial or final payment, Certificate of Final Acceptance, or the acceptance of any portion of the Work shall be construed as (a) an acceptance of defective Work, (b) relieving Contractor of its obligations to make good any defects or consequences for which Contractor may be responsible, or (c) a waiver of any breach or other obligations of Contractor under the Contract Documents. No waiver shall be binding upon Company unless it is in writing and signed by Company. Any written waiver shall apply only to the specific default or to the instance specified, and a waiver of any default shall not be deemed a waiver of any other default, whether or not similar to the default waived.
31.9    Liability Limitation. Company’s and Contractor’s liability in connection with the Contract Documents to each other and their respective Affiliates and their respective representatives will not exceed $25,000,000, in any action or claim whether statutory or in contract, tort or otherwise; provided, however, that this limitation shall not apply to any claims arising out of: (a) willful misconduct or gross negligence; (b) third-party indemnity claims; (c) fines, fees and corresponding Losses due to failure to comply with Law; (d) breach of confidentiality or intellectual property obligations; and (e) Company’s failure to pay Contractor any payable portion of the Contract Price.
31.10    Waiver of Consequential Damages. Except for Losses that arise out of: (a) willful misconduct or gross negligence; (b) third-party indemnity claims; (c) fines, fees and corresponding Losses due to failure to comply with Law; and (d) breach of confidentiality or intellectual property obligations, neither Party will have any liability to the other Party for any all consequential, incidental, indirect, punitive, or special Loss arising out of or relating to this Agreement of any kind or character, whether arising in warranty, tort (including negligence), contract, strict liability, professional liability, or otherwise, and including loss of use, income, profits (including anticipated profits arising directly from Work not performed as a result of termination), revenue, product, business opportunity, financing, business and reputation, or contract.

31.11    Interpretation. The singular includes the plural, and vice versa. The term “includes” and its derivative expressions mean “includes, but is not limited to” and the corresponding derivative expressions. Unless set forth expressly otherwise, the term “Section” means a section of this Contract. Unless paired with the word “either”, the term “or” is inclusive and not exclusive. The term “year” refers to the calendar year. The captions and section headings set forth in this Contract are for convenience only. Nothing in this Contract can be construed against either Party as the alleged drafter thereof. Except as specifically set forth to the contrary in this Contract, the rights and remedies described in this Contract are not exclusive, are cumulative or (to the extent applicable) alternative, and are in addition to other rights or remedies available at Law or in equity or otherwise. Company will have the right to offset any amounts owed to Contractor by any amounts reasonably determined by Company to be owed by Contractor to Company. Reference to the standards of any technical society, organization, or association, or to codes of local or state authorities, shall mean the latest version or tentative standard adopted and published at the date of issuance of proposals, unless stated otherwise.
31.12    Non-Exclusive. This Contract does not restrict Company from bidding, awarding, or having other contractors or Company employees installing or replacing gas facilities of any size, number or location. Company reserves the right to award a contract to more than one contractor.
31.13    Survival. The obligations contained in Section 3.4 (Compliance with Applicable Law), Article 4 (Invoicing and Payment), Article 10 (Indemnification), Article 11 (Warranties), Article 20 (Taxes), Article 22 (Audit and Records), Article 25 (Termination and Suspension), Article 28 (Delivery and Retention of Documentation), Article 29 (Confidential Information), Article 30 (Ownership of Work Product), Section 31.2 (Notices), Section 31.9 (Liability Limitation), and Section 31.10 (Waiver of Consequential Damages) will survive expiration or any termination of this Contract.
IN WITNESS WHEREOF, the Parties have executed this Contract as of the day and year first above written.

SPIRE STL PIPELINE LLC	MICHELS CORPORATION

By: /s/ Michael C. Geiselhart Name: Michael C. Geiselhart Title: President	By: /s/ Matthew J. Westphal Name: Matthew J. Westphal Title: Vice President - Pipeline Operations

Address for Notices issued pursuant to this Contract.
If to Company:
Spire STL Pipeline LLC
Attn: President
700 Market Street
St. Louis, MO 63101
Fax No.: 314-421-1979

with a copy (which will not constitute notice) to:
Spire STL Pipeline LLC
Attn: General Counsel
700 Market Street
St. Louis, MO 63101
Email: legalnotices@spireenergy.com

Address for Notices issued pursuant to this Contract.
If to Contractor:
Michels Corporation
817 W. Main Street
Brownsville, WI 53006-0128
Attn: Matthew J. Westphal
Fax No.:
E-Mail:

with a copy to:
Michels Corporation
Attn: Chris Dombrowicki
817 W. Main Street
Brownsville, WI 53006-1028
E-Mail: